UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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Capital City Bank Group, Inc.

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Notice of

2020 Annual Meeting of Shareowners

and Proxy Statement

217 North Monroe Street
Tallahassee, Florida 32301

LETTER TO SHAREOWNERS

217 North Monroe Street

Tallahassee, Florida 32301

March 9, 2020

Dear Fellow Shareowners:

Please join us for our 2020 Annual Shareowners Meeting at 10 a.m., local time, on Thursday, April 23, 2020, at the Florida State University Turnbull Conference Center, 555 West Pensacola Street, Tallahassee, Florida 32301. I look forward to this opportunity to share highlights from 2019 and discuss near- and longer-term plans for Capital City. I will also be calling for a vote on three important matters.

As a valued Capital City Bank supporter, your vote is important and your Board of Directors encourages you to let your voice be heard. Proxy materials are enclosed for your convenience and are accessible at www.proxyvote.com along with the 2019 Annual Report. We are distributing Proxy Materials online rather than mailing printed copies as it allows us to expedite delivery to our shareowners through a lower-cost, more environmentally responsible option. You will not receive printed copies unless you request them by following the instructions contained in the Notice of Internet Availability of Proxy Materials.

Whether or not you are able to attend the meeting in person, I encourage you to vote as soon as possible. Voting your proxy ensures your representation at the meeting, and we offer several methods of voting for your convenience: by telephone, online at www.proxyvote.com or via mailed proxy card if you received paper copies of your materials.

Thank you for your vote and for your continued support. I look forward to seeing you in April and hope you will be able to join us for light refreshments at 9:30 a.m. before the meeting begins.

Your banker,

William G. Smith, Jr.

Chairman, President,

and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREOWNERS

BUSINESS

(1)   Vote on four Class II nominees for election to the Board of Directors;

(2)   Consider and approve, on a nonbinding advisory basis, the compensation of Capital City’s named executive officers;

(3)   Ask for ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year; and

(4)   Transact other business properly coming before the meeting or any postponement or adjournment of the meeting.

RECORD DATE

Shareowners owning Capital City Bank Group shares at the close of business on February 26, 2020, are entitled to notice of, attend, and vote at the meeting. A list of these shareowners will be available at the Annual Meeting and for 10 days before the Annual Meeting between the hours of 9 a.m. and 5 p.m., Eastern Time, at our principal executive offices at 217 North Monroe Street, Tallahassee, Florida 32301.

TIME

10:00 a.m., local time, April 23, 2020

PLACE

Florida State University
Turnbull Conference Center
555 West Pensacola Street
Tallahassee, Florida 32301

VOTING

Even if you plan to attend the meeting in Tallahassee, Florida, please provide us your voting instructions in one of the following ways as soon as possible:

   Use the Internet address on the Notice of Internet Availability of Proxy Materials or the proxy card;

   Use the toll-free number on the proxy card, if you received one. You can also find the toll-free number to vote your shares when you access the Internet address on the Notice of Internet Availability of Proxy Materials; or

   Mark, sign, and date the proxy card and return in the enclosed postage-paid envelope. This option is available only to those shareowners who have received a paper copy of a proxy card by mail.

By Order of the Board of Directors J. Kimbrough Davis Executive Vice President, Chief Financial Officer, and Corporate Secretary Tallahassee, Florida March 9, 2020

Important Notice Regarding the Availability of Proxy Materials for the Shareowners’ Meeting to be Held on April 23, 2020. The Proxy Statement and the Annual Report are available at: www.proxyvote.com.

PROXY STATEMENT

We are providing these Proxy Materials in connection with the solicitation by the Board of Directors (the “Board”) of Capital City Bank Group, Inc., a Florida corporation (“Capital City”), of proxies to be voted at our 2020 Annual Meeting of Shareowners and at any adjournments or postponements of the Annual Meeting.

We will hold our 2020 Annual Meeting at 10:00 a.m., local time, Thursday, April 23, 2020, at the Florida State University Turnbull Conference Center, 555 West Pensacola Street, Tallahassee, Florida 32301. We are making these Proxy Materials available to our shareowners on or about March 9, 2020.

At Capital City, and in this Proxy Statement, we refer to our employees as “associates.” Also in the Proxy Statement, we refer to Capital City as the “Company,” “we,” or “us” and to the 2020 Annual Meeting as the “Annual Meeting.”

VOTING INFORMATION

Who can vote?

All shareowners of record at the close of business on the record date of February 26, 2020 are entitled to receive these Proxy Materials and to vote at the Annual Meeting. On that date, there were 16,829,651 shares of our common stock outstanding and entitled to vote.

How do I vote my shares in person at the Annual Meeting?

Shares held in your name as the shareowner of record may be voted in person at the Annual Meeting. Shares for which you are the beneficial owner but not the shareowner of record may be voted in person at the Annual Meeting only if you obtain a legal proxy from the broker, trustee, or other nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you vote by proxy as described below so that your vote will be counted if you later decide not to attend the Annual Meeting. The vote you cast in person will supersede any previous votes that you submitted, whether by Internet, phone, or mail.

How do I vote my shares in the 401(k) plan?

If you are an associate who participates in Capital City’s 401(k) Plan, you may instruct the Plan trustee on how to vote your shares in the Plan by mail, by telephone, or on the Internet as described above, except that, if you vote by mail, the card that you use will be a voting instruction card rather than a proxy card. If you own shares through the Plan and you do not vote, the Plan trustee will vote the shares in the same proportion as other Plan participants vote their Plan shares.

How can I vote my shares without attending the Annual Meeting?

Whether you hold shares directly as a shareowner of record or beneficially, you may direct how your shares are voted without attending the Annual Meeting. You may give voting instructions by the Internet or by telephone. If you requested and received a paper copy of a proxy card by mail, you may vote by mail. Instructions are on the Notice of Internet Availability of Proxy Materials or the proxy card.

Whether you provide voting instructions by the Internet or by telephone, or vote by mail, you are designating certain individuals to vote on your behalf as your legal Proxy. We have designated Bethany H. Corum and Dale A. Thompson each as a Proxy. The Proxies will vote all valid voting instructions and proxy cards that are delivered in response to this solicitation, and not later revoked, in accordance with the instructions given by you.

What is the deadline for voting my shares?

If you hold shares as the shareowner of record, then your vote by proxy must be received before 11:59 p.m., Eastern Time, on April 22, 2020 (the day before the Annual Meeting). If you are the beneficial owner of shares held through a broker, trustee, or other nominee, please follow the instructions provided by your broker, trustee, or other nominee.

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PROPOSAL NO. 1 – ELECTION OF DIRECTORS

Our Board is divided into three classes, designated Class I, Class II, and Class III. The directors in each class are elected for terms of three years. At the Annual Meeting, the shareowners will elect four Class II directors. Our Board proposes the following four nominees for election as directors at the Annual Meeting. Each of the nominees is currently serving as a member of the Board. The proxies will vote, unless instructed otherwise, each valid voting instruction and proxy card for the election of the following nominees as directors.

If a nominee is unable to serve, the shares represented by all valid proxies that have not been revoked will be voted for the election of a substitute as the Board may recommend, or the Board may by resolution reduce the size of the Board to eliminate the resulting vacancy. At this time, the Board knows of no reason why any nominee might be unable to serve.

If the four director nominees are elected, the Board will not have any vacancies. Brokers do not have discretion to vote on this proposal without your instructions. If you do not instruct your broker how to vote on this proposal, your broker will deliver a broker nonvote on this proposal.

The following paragraphs provide information as of the date of this Proxy Statement about each nominee and each incumbent director not up for re-election in the categories of: age, positions held, principal occupation and business experience for the past five years, and names of other publicly-held companies for which he or she serves as a director or has served as a director during the past five years. While the following paragraphs note certain individual qualifications and skills of our directors that contribute to the Board’s effectiveness as a whole, we also believe that all of our nominees and incumbent directors not up for re-election have a reputation for integrity, honesty, and adherence to high ethical standards. They each have demonstrated strong leadership skills, business acumen and an ability to exercise sound judgment, as well as a commitment of service to our shareowners.

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NOMINEES TO SERVE FOR A THREE-YEAR TERM EXPIRING IN 2023

President-Capital City Bank Age: 67 Director since: 1982 Other current public company boards: None

THOMAS A. BARRON

Mr. Barron is our Treasurer and was appointed President of Capital City Bank in 1995. We believe Mr. Barron’s qualifications to sit on our Board include his more than four decades of banking experience, including more than 25 years as the President of Capital City Bank.

Independent director Age: 50 Director since: 2017 Board committees: Audit and Corporate Governance and Nominating (Chair) Other current public company boards: None

STANLEY W. CONNALLY, JR.

Mr. Connally has been employed by Southern Company since 1989, currently serving as executive vice president of operations for Southern Company Services, Inc. From 2012, until the end of 2018, Mr. Connally served as Chairman, President, and Chief Executive Officer of Gulf Power Company, a subsidiary of Southern Company. Mr. Connally serves on the board of the Electric Power Research Institute and formerly served on the boards of the Florida Chamber of Commerce, Florida Council of 100, Enterprise Florida and Aerospace Alliance. We believe Mr. Connally’s qualifications to sit on our Board include his executive leadership and management experience and his operational and financial expertise gained from almost three decades of increasing responsibility at a Fortune 500 company.

Independent director Age: 64 Director since: 2003 Board committees: Compensation Other current public company boards: None

J. EVERITT DREW

Since 2007, Mr. Drew has been President of SouthGroup Equities, Inc., a private real estate investment and development company. From 2000 to 2007, Mr. Drew was President of St. Joe Land Company where his duties included overseeing the sale and development efforts of several thousand acres of St. Joe property in northwest Florida and southwest Georgia. We believe Mr. Drew’s qualifications to sit on our Board include his experience as President of St. Joe Land Company, which at the time was the largest landowner in Florida, as well as his operational and financial expertise gained from the successful operation of his own business.

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Independent director Age: 44 Director since: 2017 Board committees: Audit and Compensation Other current public company boards: None

ERIC GRANT

Mr. Grant has been employed by Municipal Code Corporation, the nation’s largest provider of municipal solutions, including printing and hosting municipal codes online, since 2007. Mr. Grant served as Vice President of the Supplement Department of Municipal Code Corporation until 2012. Since 2012, Mr. Grant has served as President. Prior to receiving his Juris Doctorate from the University of Virginia, Mr. Grant attended the United States Naval Academy and Georgetown University’s School of Foreign Service while serving as a member of the United States Marine Corps. In addition to being stationed in Virginia, Kentucky, California and abroad, Grant and his unit, the 15th Marine Expeditionary Unit, were deployed during Operation Enduring Freedom in 2001. Mr. Grant also serves on the boards of the Community Foundation of North Florida and the United Way of the Big Bend. We believe Mr. Grant’s qualifications to sit on our Board include his executive leadership and management experience.

The Board of Directors unanimously recommends a vote “FOR” the nominees.

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CONTINUING DIRECTORS AND EXECUTIVE OFFICERS

CONTINUING CLASS III DIRECTORS (TERM EXPIRING IN 2021)

Independent director Age: 63 Director since: 2019 Board committees: Compensation and Corporate Governance and Nominating Other current public company boards: None

ROBERT ANTOINE

Until his retirement from Deloitte & Touche LLP in May 2019, Mr. Antoine was a partner in the firm’s Banking and Securities practice for more than 21 years, advising clients on a broad range of issues affecting corporate governance, risk management, internal controls, information security and regulatory compliance. Prior to Deloitte & Touche, Mr. Antoine held a number of executive positions in internal audit and financial management. He is a Certified Internal Auditor and a Certified Public Accountant in Florida. Mr. Antoine earned his Accounting degree from the University of West Florida in Pensacola, FL, and holds a master of Business Administration from Western New England College in Springfield, MA. Mr. Antoine is a member of the National Association of Corporate Directors, the American and Florida Institutes of Certified Public Accountants. Mr. Antoine is also a charter member of the Jacksonville Chapter of the National Association of Black Accountants. We believe Mr. Antoine’s qualifications to sit on our Board include his extensive regulatory experience and strong accounting and financial background.

Independent director Age: 69 Director since: 2003 Board committees: Audit and Compensation Other current public company boards: None

FREDERICK CARROLL, III

From 1990 to 2014, Mr. Carroll was the Managing Partner of Carroll and Company, CPAs, an accounting firm specializing in tax and audit based in Tallahassee, Florida. He currently serves as a tax professional for Carroll and Company, CPAs. Mr. Carroll has practiced as a Certified Public Accountant since 1977. Mr. Carroll has a master’s degree in accounting. We believe Mr. Carroll’s qualifications to sit on our Board include his long business career and extensive accounting and financial background.

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Independent director Age: 61 Director since: 2018 Board committees: Audit and Compensation Other current public company boards: None

MARSHALL M. CRISER III

Mr. Criser has served as the chancellor of the State University System of Florida since 2014. Prior to this post, he worked for AT&T and its predecessor, BellSouth, since 1980, where he most recently served as its President. Mr. Criser is a member of the Boards of Directors of the Florida Chamber of Commerce and Enterprise Florida, Inc. and a past member of the Scripps Research Institute Board of Trustees in California and the Florida Council of 100, where he is a former chairman. Mr. Criser’s community service includes terms as the vice chairman of the University of Florida’s Board of Trustees, chairman of the Florida Chamber of Commerce, and chairman of Florida TaxWatch. A Florida native, Mr. Criser graduated from the University of Florida with a bachelor’s degree in business administration in 1980, and later completed an Advanced Management Programme at INSEAD in Fontainebleau, France. We believe Mr. Criser’s qualifications to sit on our Board include his extensive executive leadership and management experience.

Independent director Age: 57 Director since: 2017 Board committees: Audit and Compensation Other current public company boards: None

LAURA L. JOHNSON

For over two decades, Ms. Johnson has been the founding artist and Chief Executive Officer of Coton Colors, a leading lifestyle brand in the giftware and home décor industries headquartered in Tallahassee, Florida. We believe Ms. Johnson’s qualifications to sit on our Board include her executive leadership and management experience and her operational and financial expertise gained from the successful operation of her own businesses.

CONTINUING CLASS I DIRECTORS (TERM EXPIRING IN 2022)

Independent director Age: 68 Director since: 2013 Board committees: Audit and Compensation (Chair) Other current public company boards: None

ALLAN G. BENSE

Mr. Bense is currently Chairman, President and CEO of Bense Enterprises, Inc., which is affiliated with companies that have interests in road building, general construction, mechanical contracting, insurance, healthcare, golf courses, pavement marking and farming since the early 1980s. Mr. Bense received his M.B.A. from Florida State University. He served as Speaker of the Florida House of Representatives from 2004 to 2006. Mr. Bense has also served as the chairman of the Florida State University Board of Trustees, Chairman of the Board of the James Madison Institute, and Chairman of the Florida Chamber of Commerce and the Bay Economic Alliance. Mr. Bense also previously served as a director for the Gulf Power Company. We believe Mr. Bense’s qualifications to sit on our Board include his executive leadership and management experience and his operational and financial expertise gained from the successful operation of his own businesses.

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Independent director Age: 70 Director since: 1994 Board committees: Compensation and Corporate Governance and Nominating Other current public company boards: None

CADER B. COX, III

From 1976 to 2006, Mr. Cox served as President, and from 2006 until 2013, he served as CEO of Riverview Plantation, Inc., a resort and agricultural company located in Georgia. He currently serves as Chairman and Secretary of Riverview Plantation, Inc. and an officer and a director of Plantation Precooler, Inc., a large fresh vegetable operation. He is extensively involved in the community, including serving as a board member for The University of Georgia Research Foundation Board, trustee of AgriTrust, and he serves on the Board and Executive Committee of the Georgia Agribuisness Council. We believe Mr. Cox’s qualifications to sit on our Board include his operational and financial expertise gained from the successful operation of his own businesses, as well as his executive leadership and management experience.

Independent director Age: 63 Director since: 2016 Board committees: Audit (Chair) Other current public company boards: 1st Franklin Financial Corp.

JOHN G. SAMPLE, JR.

Mr. Sample previously served, until his retirement in July 2017, as Senior Vice President and Chief Financial Officer of Atlantic American Corporation, an Atlanta, Georgia-based holding company that operates through its subsidiaries in specialty markets within the life, health and property and casualty insurance industries, from July 2002 until July 2017 and Corporate Secretary from May 2010 until July 2017. Prior to joining Atlantic American Corporation in July 2002, he had been a partner of Arthur Andersen LLP since 1990. Mr. Sample has also served as a director and chairman of the audit committee of the board of directors of 1st Franklin Financial Corporation, a consumer finance company that originates and services direct cash loans, real estate loans and sales finance contracts through 314 branch offices located throughout the southeastern United States, since 2004. We believe Mr. Sample’s qualifications to sit on our Board include his executive leadership and management experience, his extensive accounting and financial background, and his experience in the financial services industry.

Chairman Age: 66 Director since: 1982 Other current public company boards: Southern Company

WILLIAM G. SMITH, JR.

Mr. Smith currently serves as our Chairman, President, and Chief Executive Officer. He was elected Chairman in 2003 and has been President and Chief Executive Officer since 1995. Mr. Smith also serves as Chairman of Capital City Bank, a position he has held since 1995. In addition, Mr. Smith has served as a director of Southern Company since 2006. We believe Mr. Smith’s qualifications to sit on our Board include his four decades of banking experience, including more than 20 years as our President and Chief Executive Officer.

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Executive Officers

Executive officers are elected annually by the Board at its meeting following the annual meeting of shareowners to serve for a one-year term and until their successors are elected and qualified. Thomas A. Barron and William G. Smith, Jr. serve as directors and executive officers and J. Kimbrough Davis is an executive officer.

J. KIMBROUGH DAVIS

Mr. Davis, 66, was appointed our Executive Vice President and Chief Financial Officer in 1997. He served as Senior Vice President and Chief Financial Officer from 1991 to 1997. In 1998, he was appointed Executive Vice President and Chief Financial Officer of Capital City Bank.

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CORPORATE GOVERNANCE at capital city

GOVERNING PRINCIPLES

We are committed to maintaining a business atmosphere where only the highest ethical standards and integrity prevail. An unwavering adherence to high ethical standards provides a strong foundation on which our business and reputation can thrive, and is integral to creating and sustaining a successful, high-caliber company.

Corporate Governance and Nominating Committee Report

During 2019, the Corporate Governance and Nominating Committee focused its efforts on:

▪	Board refreshment through the addition of Robert Antoine to the board;
▪	Management succession planning, specifically for the positions of Chief Executive Officer, President, and Chief Financial Officer;
▪	Reviewing risk management practices, including scheduling time with senior executive officers to discuss cybersecurity practices, posture, and response, as well as insurance coverages in place to help protect the Company and its shareowners in the event a cyberattack occurs; and
▪	Reviewing continuing director educational opportunities and implementing a policy requiring all Directors complete at least one outside training event prior to standing for re-election.

2019 Corporate Governance and Nominating Committee:

Stanley W. Connally, Jr. (Chair)

Cader B. Cox, III

Marshall Criser, III

Eric Grant

Laura L. Johnson

BOARD’S RESPONSIBILITIES AND DUTIES

Succession Planning

The Board plans for succession to the position of Chief Executive Officer as well as certain other senior management positions. To assist the Board, William G. Smith, Jr., our Chairman, President, and CEO, annually provides the Board with an assessment of senior managers and of their potential to succeed him. He also provides the Board with an assessment of persons considered potential successors to certain other senior management positions. The Corporate Governance and Nominating Committee and our independent directors in an executive session annually review this updated assessment. In addition, the Board interacts with members of senior management who are potential successors to our executive management.

Board Refreshment

Our Corporate Governance Guidelines reflect our belief that directors should not be subject to term limits because it would likely cause us to lose directors who have developed insight into our strategies and operations and risks. Nevertheless, we have several policies in place to support board refreshment such as a mandatory retirement age, mandatory resignation if the director does not receive a majority vote of support from our shareowners, mandatory tender of a resignation upon a change in our director’s principal employment, and a strict prohibition on serving on too many boards. Nevertheless, our Board regularly reviews its own composition, and considers and plans for an orderly transition and refreshment process, which includes planning for potential retirements and identifying potential candidates for service as new directors. As part of this process, since 2016, the Board has added six new independent directors, Ms. Johnson and Messrs. Antoine, Connally, Criser, Grant, and Sample, who the Board believes have the relevant experience and expertise to complement that of our other directors and to further contribute to the Board’s ongoing guidance of our company.

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Risk Management

Risk management is an important component of our corporate strategy. While we assess specific risks at our committee levels, the Board, as a whole, oversees our risk management process, and discusses and reviews with management major policies with respect to risk assessment and risk management. The Board is regularly informed through committee reports about our risks. In addition, we have an Enterprise Risk Oversight Committee, which reports to the Board at least twice per year. The Enterprise Risk Oversight Committee serves to assist the Board in establishing and monitoring our key risks, and meets at least on a quarterly basis.

Board and Committee Evaluations

The Corporate Governance and Nominating Committee uses a variety of methods to annually evaluate the Board as a whole and its committees. In 2019, the Corporate Governance and Nominating Committee engaged an outside firm, Bank Director, to evaluate board, committee and director performance. Directors submitted completed questionnaires directly to Bank Director, which summarized the results without attribution. The full Board discussed the summary of the Board evaluation, and each committee discussed the summary of its own evaluation, and each Director was provided with a copy of his/her own evaluation results. In other years, the evaluation has been conducted by the Corporate Governance and Nominating Committee by sending each director a series of questions for the director to consider. The evaluation is then conducted verbally in executive session led by the Chair of the Corporate Governance and Nominating Committee.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines to implement the Nasdaq corporate governance listing standards and various other corporate governance matters.

Codes of Conduct and Ethics

The Board has adopted Codes of Conduct applicable to all directors, officers, and associates, and a Code of Ethics applicable to our Chief Executive Officer and our financial and accounting officers, all of which are available, without charge, upon written request to:

Capital City Bank Group, Inc. c/o Corporate Secretary 217 North Monroe Street Tallahassee, Florida 32301

These codes are designed to comply with Nasdaq and SEC requirements. We will disclose any amendments to, or waivers from, the Code of Ethics on our website (www.ccbg.com) within four business days of such determination.

Board structure and process

Independent Directors

Our common stock is listed on the Nasdaq Global Select Market. Nasdaq requires that a majority of our directors be “independent,” as defined by Nasdaq’s rules. Generally, a director does not qualify as an independent director if the director or a member of a director’s immediate family has had in the past three years certain relationships or affiliations with us, our outside auditors, or other companies that do business with us. Our Board has adopted categorical independence standards that include all objective standards of independence set forth in the Nasdaq rules. The categorical independence standards are posted to the Corporate Governance section of our website, www.ccbg.com. Based on these standards, our Board has affirmatively determined that the following current directors, constituting a majority of our directors, are independent: Robert Antoine, Allan G. Bense, Frederick Carroll, III, Stanley W. Connally, Jr., Cader B. Cox, III, Marshall M. Criser III, J. Everitt Drew, Eric Grant, Laura L. Johnson, and John G. Sample, Jr.

Board Leadership

The Board does not have a policy with respect to separation of the positions of Chairman and CEO or with respect to whether the Chairman should be a member of management or an independent director, and believes that these are matters that should be discussed and determined by the Board from time to time. When the Chairman of the Board is a member of management or is otherwise not independent, the independent directors elect a lead director, which we discuss below. Currently, William G. Smith, Jr. serves as our Chairman and CEO. Given the fact that Mr. Smith is tasked with the responsibility of implementing our corporate strategy, we believe he is best suited for leading discussions regarding performance relative to our corporate strategy, and these discussions represent a significant portion of our Board meetings.

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Lead Director

The independent directors of our Board of Directors annually elect an independent director to serve in a lead capacity. Although elected annually, the lead director is generally expected to serve for more than one year. Mr. Drew serves as our lead director. The lead director’s duties, which are listed in a Board approved charter, include:

▪	presiding at all meetings of the Board at which the Chairman is not present;
▪	calling meetings of the independent directors;
▪	coordinating with the Chairman the planning of meeting agenda items; and
▪	serving as an independent point of contact for shareowners wishing to communicate with the Board other than through the Chairman.

We have posted the Lead Director Charter on our website, www.ccbg.com.

Independent Director Meetings In Executive Sessions

Our independent directors have established a policy to meet separately without any Company associates present in regularly scheduled executive sessions at least twice annually, and at such other times as may be deemed appropriate by our independent directors. Any independent director may call an executive session of independent directors at any time. In 2019, the independent directors met in an executive session four times.

Director Nominating Process

The Corporate Governance and Nominating Committee annually reviews and makes recommendations to the full Board regarding the composition and size of the Board so that the Board consists of members with the proper expertise, skills, attributes, and personal and professional backgrounds needed by the Board, consistent with applicable Nasdaq and regulatory requirements.

The Corporate Governance and Nominating Committee believes that all directors, including nominees, should possess the highest personal and professional ethics, integrity, and values, and be committed to representing the long-term interests of our shareowners. The Corporate Governance and Nominating Committee will consider criteria including the nominee’s current or recent experience as a senior executive officer, whether the nominee is independent, as that term is defined by the Nasdaq listing standards, the business experience currently desired on the Board, geography, the nominee’s banking industry experience, and the nominee’s general ability to enhance the overall composition of the Board. The Corporate Governance and Nominating Committee does not have a formal policy on diversity; however, the Board and the Corporate Governance and Nominating Committee believe that it is essential that the Board members represent diverse viewpoints and generally considers this issue during the annual board and committee evaluation process.

Our Corporate Governance and Nominating Committee identifies nominees for directors primarily based upon suggestions from shareowners, current directors, and executives. The Chair of the Corporate Governance and Nominating Committee and at least one other member of the Corporate Governance and Nominating Committee interviews director candidates. The full Board formally nominates candidates for director to be included in the slate of directors presented for shareowner vote based upon the recommendations of the Corporate Governance and Nominating Committee following this process.

Voting Standard

Our Bylaws provide that in an uncontested election, if a nominee for director does not receive at least a majority of the votes cast at any meeting for his or her election at which a quorum is present, then the director must promptly tender his or her resignation to the Board. The Corporate Governance and Nominating Committee would then recommend to the Board whether to accept or reject the tendered resignation, or whether other action should be taken. The Board will act on the tendered resignation and publicly disclose its decision and the rationale behind the decision within 90 days from the date of the certification of the election results. If a director’s resignation is not accepted by the Board, then such director will continue to serve the remainder of the director’s term. If a nominee’s resignation is accepted by the Board, then the Board, in its sole discretion, may fill any remaining vacancy or decrease the size of the Board. To be eligible to be a nominee for election or reelection as our director, a person must deliver to our Corporate Secretary a written agreement that such person will abide by these requirements.

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Mandatory Retirement Policy

Our Corporate Governance Guidelines provide for mandatory director retirement at age 72.

Director Service on Other Boards

To ensure that our directors can provide sufficient time and attention to the Company, our directors may not serve on more than three other boards of directors of public companies in addition to our Board. Our CEO may not serve on more than two other boards of directors of public companies in addition to our Board.

Change in Director Occupation

A director whose principal occupation or business association changes substantially during the director’s tenure must tender a resignation for consideration by the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee will recommend to the Board the action, if any, to be taken with respect to the resignation.

DIRECTOR ATTENDANCE

Our Board met 12 times in 2019. Each of our directors attended at least 85.7 percent of the aggregate number of meetings of the Board and Committees on which they served. We expect all directors to attend our Annual Meeting. Except for Laura Johnson, each of our directors, who was a director at the time of our Annual Meeting in 2019, attended the 2019 Annual Meeting.

SHAREOWNER COMMUNICATIONS

Our Corporate Governance Guidelines provide for a process by which shareowners may communicate with the Board, a Board committee, the independent directors as a group, or individual directors. Shareowners who wish to communicate with the Board, a Board committee, or any other directors or individual directors may do so by sending written communications to the address below:

Capital City Bank Group, Inc. c/o Corporate Secretary 217 North Monroe Street Tallahassee, Florida 32301

Communications will be compiled by our Corporate Secretary and submitted to the Board, a committee of the Board, or the appropriate group of directors or individual directors, as appropriate, at the next regular meeting of the Board. The Board has requested that the Corporate Secretary submit to the Board all communications received, excluding those items that are not related to board duties and responsibilities, such as: mass mailings, job inquiries, resumes, advertisements, solicitations, and surveys.

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BOARD COMMITTEE MEMBERSHIP

Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee

The Committee assists the Board in its oversight of:

▪   the integrity of our financial reporting process, system of internal controls, and the independence and performance of our internal auditors;

▪   our compliance with Section 112 of the Federal Deposit Insurance Corporation Improvement Act of 1991;

▪   the hiring, qualifications, independence, and performance of our independent auditors, for which the Committee bears primary responsibility; and

▪   our policies and practices with respect to risk assessment and risk management.

Our Board has determined that each member of the Committee, other than Ms. Johnson, is an “audit committee financial expert” as defined under applicable SEC rules.

The Committee assists the Board in its oversight of:

▪   our compensation and benefits policies and programs generally;

▪   the performance evaluation of designated senior managers, including our named executive officers;

▪   the compensation of our designated senior managers, including our named executive officers;

▪   assessing the relationship between incentive compensation arrangements and risk management policies and practices;

▪   stock ownership guidelines for directors and executive officers; and

▪   Board compensation.

The Committee assists the Board in its oversight of:

▪   Director qualification standards and nominations;

▪   appointing directors to committees;

▪   Board, committee, and director performance;

▪   managerial succession;

▪   our policies and practices relating to corporate governance; and

▪   shareowner proposals.

Current committee members Allan G. Bense Frederick Carroll, III Stanley W. Connally, Jr. Marshall M. Criser III Eric Grant Laura L. Johnson John G. Sample, Jr. (Chair)	Current committee members Allan G. Bense (Chair) Robert Antoine Frederick Carroll, III Cader B. Cox, III J. Everitt Drew Eric Grant Laura L. Johnson	Current committee members Stanley W. Connally, Jr. (Chair) Robert Antoine Cader B. Cox, III Marshall M. Criser III
Meetings in 2019 13	Meetings in 2019 5	Meetings in 2019 3
Committee report on page 37	Committee report on page 20	Committee report on page 9
Each member of each committee is independent under the rules of Nasdaq. The Board has adopted written charters for each of its standing committees. The charter for each committee may be viewed on the Corporate Governance section of our website at www.ccbg.com.

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DIRECTOR COMPENSATION

Compensation elements

We currently have nine independent directors who qualify for compensation for Board service. In 2019, the Compensation Committee engaged Blanchard Consulting to measure Capital City’s board compensation against the same peer group used to measure executive management compensation. Additionally, the Compensation Committee amended our Compensation Philosophy to include targeting total annual fees, including retainer, equity compensation, board meeting fees, committee chairmen fees, committee meeting fees, and Lead Director fees for our directors to be between the 50th and 75th percentile of our selected peer group unless an exception is stated by the Compensation Committee due to Company performance or market demand. As a result of the review, the Compensation Committee lowered per meeting fees to $500 and increased cash and equity retainers to $30,000 respectively. While the Compensation Committee deems attendance by directors to be mandatory at all meetings, having a variable compensation structure better aligns compensation with the volume of business conducted by each committee. The elements of director compensation are as follows:

2020 Cash Compensation

Cash Payment	Fees Earned in Cash ($)
Annual Retainer	$30,000
Member of Board Committee	$500 per meeting attended
Audit Committee Chair – Annual Retainer	$8,000
Compensation Committee Chair – Annual Retainer	$8,000
Corporate Governance and Nominating Committee Chair – Annual Retainer	$5,000
Lead Outside Director – Annual Retainer	$8,000
Board Meeting Fees	$500 per board meeting and annual strategic meeting attended

Equity Compensation

Stock Grant. Each independent director earns restricted shares of our common stock valued at $30,000. The restricted shares are granted at the February Compensation Committee meeting and vest on December 31st of the same calendar year, provided that these shares will be forfeited if we incur a net loss for the year in which the grants were made. The restricted stock is issued under the terms of the 2011 Associate Incentive Plan.

Director Stock Purchase Plan. Directors are also permitted to purchase shares of common stock at a 10% discount from fair market value under the 2011 Director Stock Purchase Plan. During 2019, 15,332 shares were purchased. As of December 31, 2019, there were 18,578 shares of common stock available for issuance to directors under this plan. Purchases under this plan were not permitted to exceed the annual retainer and meeting fees received. Our shareowners adopted the Director Stock Purchase Plan at our 2011 Annual Meeting.

Perquisites and Other Personal Benefits

We provide directors with perquisites and other personal benefits that we believe are reasonable, competitive and consistent with our overall director compensation program. The value of the perquisites for each director in the aggregate is less than $10,000.

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Director Compensation Table

The following table sets forth a summary of the compensation we paid to our directors, other than directors who are also executive officers, in 2019:

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	All Other Compensation ($)	Total ($)
Robert Antoine(2)	15,500	0	0	15,500
Allan G. Bense	45,000	23,996	0	68,996
Frederick Carroll, III	48,000	23,996	0	71,996
Stanley W. Connally, Jr.	49,000	23,996	0	72,996
Cader B. Cox, III	46,000	23,996	0	69,996
Marshall M. Criser III	57,000	23,996	0	80,996
J. Everitt Drew	55,000	23,996	0	78,996
Eric Grant	47,000	23,996	0	70,996
John K. Humphress(3)	8,000	0	0	8,000
Laura L. Johnson	42,000	23,996	0	65,996
Henry Lewis III(3)	8,000	0	0	8,000
John G. Sample, Jr.	50,000	23,996	0	73,996
(1)	In 2019, we granted each independent director 956 shares of our common stock under our 2011 Associate Incentive Plan. The fair value of each share at the time of the grant was $25.10. The column represents the fair value of the award as calculated in accordance with U.S. generally accepted accounting principles.
(2)	Mr. Antoine was elected in July 2019 and was not eligible to participate in the stock award.
(3)	Mr. Humphress and Dr. Lewis retired at our 2018 Annual Meeting. Fees paid related to their board service from January 1, 2018 until our 2018 Annual Meeting.

Stock Ownership Expectations

We maintain stock ownership guidelines for all independent directors. Under our current guidelines, each independent director is expected to own our common stock equal in value to 10 times their annual director retainer fees (including annual cash and equity grants). Directors have 10 years from the date they are first appointed or elected to our Board to meet the stock ownership requirement. The Compensation Committee has determined that as of December 31, 2019, all directors have met our share ownership expectations or are on track to meet these expectations within the stated time period of 10 years from date of appointment or election.

TRANSACTIONS WITH RELATED PERSONS

PROCEDURES FOR REVIEW, APPROVAL, OR RATIFICATION OF RELATED PERSON TRANSACTIONS

We recognize that related person transactions may raise questions among our shareowners as to whether the transactions are consistent with our best interests and our shareowners’ best interests. We generally do not enter into or ratify a related person transaction unless our Board, acting through the Audit Committee or otherwise, determines that the related person transaction is in, or is not inconsistent with, our best interests and our shareowners’ best interests. We have adopted a written Related Person Transaction Policy.

Under our procedures, each director, executive officer, and nominee for director submits to our designated compliance officer certain information to assist us in monitoring the presence of related party transactions. On an ongoing basis, and to the best of their knowledge, directors and executive officers are expected to notify our designated compliance officer of any updates to that information. We use our best efforts to have our Audit Committee pre-approve all related person transactions. In the event a related person transaction was not pre-approved by the Audit Committee, the transaction is immediately submitted for the Audit Committee’s review for ratification or attempted rescission.

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In addition to the policy described above, we circulate a questionnaire each quarter to our directors and executive officers, in which each respondent is required to disclose, to the best of their knowledge, all related person transactions that occurred in the previous quarter.

TRANSACTIONS WITH RELATED PERSONS

Some of our directors and officers and their affiliates, are clients of, and have, in the ordinary course of business and banking, transacted with, Capital City Bank. These transactions include loans, commitments, lines of credit, and letters of credit, any of which may, from time to time, exceed $120,000. All loans included in these transactions were made on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the time for comparable transactions with other persons who were not affiliates of Capital City Bank and, in the opinion of management, did not involve more than the normal risk of collectability or presented other unfavorable features. Our Board of Directors approved each of these transactions.

For the year ended December 31, 2019, we have not identified any transactions or series of similar transactions (other than the ordinary course of business transactions discussed above) for which we are a party in which the amount involved exceeded or will exceed $120,000 and in which any current director, executive officer, or holder of more than 5% of our capital stock had or will have a direct or indirect material interest other than as follows:

Capital City Bank’s Apalachee Parkway Office is located on land leased from the Smith Interests General Partnership L.L.P. (“SIGP”) in which William G. Smith, Jr., Chairman of the Board, President, and Chief Executive Officer is a partner. William G. Smith, Jr. owns approximately 33.3% of SIGP interests. Under a lease agreement expiring in 2024, Capital City Bank makes monthly lease payments to SIGP. Lease payments are adjusted periodically for inflation. Actual lease payments made by Capital City Bank to SIGP in 2019 amounted to approximately $177,000. The approximate dollar value of Mr. Smith’s interest in the transaction, without regard to profit and loss, was approximately $59,000. We believe the terms of this lease are comparable to the terms we would have received if we had leased the property from a third party.

William G. Smith, III, the son of our Chairman, President and Chief Executive Officer, William G. Smith, Jr., is employed as a Vice President of Capital City Bank.  In 2019, William G. Smith, III’s total compensation (consisting of annual base salary, annual bonus, and stock-based compensation) was approximately $152,000. His compensation was determined in accordance with our standard employment and compensation practices applicable to associates with similar responsibilities and positions.

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COMPENSATION DISCUSSION AND ANALYSIS

Executive Overview

Capital City’s Performance Highlights

We believe Capital City has performed well and has positioned itself to take advantage of new opportunities. Consider that:

▪	Year over year our earnings grew 19% and over the last six years our earnings have grown at a compound annual growth rate of 32%.
▪	Since the end of 2013 we have grown our loan portfolio by $445 million, or 31.8%, with growth of 7.4% and 3.6% in 2018 and 2019, respectively;
▪	We posted a further 40% reduction in nonperforming assets in 2019. As of December 31, 2019, our nonperforming assets to total assets ratio was .18%. We believe our strategy for the disposition of repossessed assets has worked and provided the best possible outcome for our shareowners by selling the repossessed assets at generally higher prices than we believe we could have sold the assets if we opted to immediately liquidate the assets;
▪	We have not taken on excessive interest rate risk or relaxed our credit standards, and believe our balance sheet is well positioned for an improving economy;
▪	We increased our quarterly cash dividends in the third and fourth quarter of 2019 to $0.13 per share, an increase of 18.2% from the first two quarters of 2019; and
▪	We believe we have sufficient capital and liquidity to pursue and implement our long-term strategic initiatives.

We are Focused on Being Careful with How We Spend our Shareowners’ Money

We have an experienced and hardworking management team. In fact, members of our executive management team have more than 41 years of experience in the banking industry on average. We have been able to retain our management team by strongly linking pay to performance. Compare how our CEO’s base salary matches up to the median base salary of the CEOs of our 2019 peer group, which is listed on page 28:

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Mr. Smith’s relatively low base salary does not reflect his performance level, but rather it reflects our conservative compensation philosophy. Superior compensation should be earned through superior performance. Because Capital City’s performance was adversely affected during last decade’s recession, we significantly limited the raises our named executive officers received during that time frame. On the other hand, as Capital City has thrived, we have recognized our executives’ performance through base salary increases.

We Strive to Maximize Shareowner Return

At Capital City, we strive to foster a culture of accountability to our shareowners and work to maximize shareowner return each day. In fact, that is why we refer to our shareholders as “shareowners” – we understand that we work for the benefit of Capital City’s owners. We also believe that a good way to align the interests of our associates with the interests of our shareowners is to encourage our associates to become shareowners. We are proud to offer our associates the ability to purchase shares of Capital City through our 2011 Associate Stock Purchase Plan and through the Capital City 401(k) Plan. We also pay our directors, executive officers and senior management team partially in shares of Capital City stock and maintain robust share ownership requirements for many of these individuals.

Pay for Performance is Integral to the Capital City Culture

Our focus on maximizing shareowner return and the strong ownership culture among our associates makes it much easier to implement a strong pay-for-performance compensation plan for your management team. Your executive officers do not expect to get paid well when Capital City’s results do not meet our expectations. On the other hand, when Capital City achieves its board approved performance goals as it did over the past three years, your management team should be rewarded. In 2019, a substantial majority of Mr. Smith’s eligible compensation was “at risk.”

(1)     Eligible Incentive Pay assumes performance goals met at the 100% level.

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Capital City has been operating in a difficult environment over the past decade. We continue to experience low interest rates, which have reduced our net interest margin significantly. While we can’t control general economic factors, we believe that we can ensure that our management team’s compensation is in line with Capital City’s performance.

(1)	CEO Realized Pay is based on the total compensation we reported in the Summary Compensation Table in that year’s proxy statement excluding the change in pension value amount because we believe it does not necessarily reflect the actual value received or to be received by the CEO, but rather it reflects an actuarial amount.

Compensation Best Practices

We are proud of the strong corporate governance practices we have implemented. Below we have summarized some of the important policies we have implemented to ensure that we provide compensation to align the interests of our executive officers with the interests of our shareowners. More importantly, we have summarized the compensation practices that we do not have because we believe that these particular practices are not in the best interests of our shareowners.

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What We Do		What We Don’t Do
✓	Pay for performance	✗	Employment contracts
✓	Balanced mix of fixed and variable pay	✗	Stock option grants
✓	Meaningful stock ownership requirements	✗	Separate change in control agreements
✓	Use an independent compensation adviser	✗	Excise tax gross-ups upon change in control
✓	Allocate a significant portion of pay in stock	✗	Guaranteed bonuses
✓	Independent compensation committee	✗	Excessive perquisites
✓	Mitigate undue risk in compensation programs	✗	Income tax “gross-up bonuses”
✓	Broad clawback policy for incentive compensation

COMPENSATION COMMITTEE REPORT

We, as a Compensation Committee, met five times in 2019, including two executive sessions with only the Compensation Committee members present. Mr. Cox, the chairman of our Committee, sets the meeting dates and agenda for the committee. In the past year, we:

▪	Held an executive session to discuss the 2018 performance of Mr. Smith. In accordance with our charter, Mr. Cox distributed an evaluation to all outside directors, and then collected and compiled the results of the evaluations. He presented the summarized and aggregated results for review by our Committee;
▪	Approved Mr. Smith’s 2019 base salary of $420,000, and targeted short-term incentive compensation of $350,000;
▪	Approved Mr. Smith’s 2019 Long-Term Incentive Plan targeted at $250,000 and approved similar plans for Messrs. Barron and Davis each targeted at $100,000;
▪	Reviewed and approved Mr. Barron’s 2019 base salary of $375,000, and target incentive compensation of $239,000 and Mr. Davis’s 2019 base salary of $309,000 and target incentive compensation of $150,000;
▪	Reviewed total compensation for 13 senior managers, including a review of incentive plans and relative risk to the Company;
▪	Reviewed executive perquisites and found them to be reasonable;
▪	Reviewed stock ownership positions for all senior managers and directors;
▪	Reviewed our director compensation and recommended changes for 2020 as disclosed on page 21; and
▪	Discussed strategic compensation issues.

We have also reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K included in this Proxy Statement. Based on that review and discussion, we have recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in this Proxy Statement.

2019 Compensation Committee

Cader B. Cox, III (Chair)

Robert Antoine

Allan G. Bense

Frederick Carroll, III

J. Everitt Drew

Eric Grant

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Compensation and Benefits Strategy

Our compensation strategy provides broad guidance on senior management compensation and more specifically on the compensation of the named executive officers. Our compensation objectives are to provide compensation programs that:

▪	Align compensation with shareowner value;
▪	Provide a direct and transparent link between our performance and pay for our CEO and senior management;
▪	Make wise use of our equity resources to ensure compatibility between senior management and shareowner interests;
▪	Align the interests of our executive officers with those of our shareowners through performance-based incentive plans; and
▪	Award total compensation that is both reasonable and effective in attracting, motivating and retaining key associates.

We believe that accomplishing corporate goals is essential for our continued success and sustained financial performance. Therefore, we believe that executive officer compensation should be largely at-risk and performance based. Specific targets and weightings used for establishing short-term and long-term performance goals are subject to change at the beginning of each measurement period, and are influenced by the Board’s desire to emphasize performance in certain areas. Each year, the Compensation Committee reviews and approves all executive officer performance-based goals.

The compensation and benefits programs for our executives are designed with the goal of providing compensation that is fair, reasonable and competitive. These programs are intended to help us recruit and retain qualified executives, and provide rewards that are linked to performance while also aligning the interests of executives with those of our shareowners.

Compensation Philosophy

The Compensation Committee, with Board approval, adopted the compensation philosophy and set the following compensation objectives:

▪	Target base salaries for our senior executives at the 50th percentile of our selected peer group unless an exception is approved by our Compensation Committee due to performance, experience, or market demand;
▪	Position direct compensation (salary, cash and equity compensation) of our senior executives at the 75th percentile of our selected peer group of banks dependent upon performance, to attract top talent and to recognize exceptional performance by management;
▪	Target variable (pay for performance) compensation to at least 30% of total compensation mix;
▪	Continue, over time, the alignment of senior management’s interests with those of our shareowners (the percentage of equity compensation should increase relative to total incentive compensation); and
▪	Target total annual fees, including retainer, equity compensation, board meeting fees, committee chairman fees, committee meeting fees, and Lead Director fees, to be between the 50th and 75th percentile of our selected peer group unless an exemption is approved by our Compensation Committee due to company performance or market demand.

We discuss the composition of our peer group and our benchmarking practices in further detail below.

Executive Compensation Policy Decisions

The Compensation Committee has adopted a number of policies to further the goals of our executive compensation program, particularly with respect to strengthening the alignment of our executives’ interests with our shareowners’ long-term interests. Further, the Compensation Committee believes the policies set forth below are effective based on the stability of our management team and our ability to attract talent from outside the Company.

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Stock Ownership Expectations

We maintain stock ownership expectations for all senior managers, including our executive officers. Under our current guidelines, all senior managers are expected to own shares of our common stock equal in value to at least two times their annual base salary; Mr. Barron and Mr. Davis are expected to own shares of our common stock equal in value to at least three times their annual base salary; and Mr. Smith is expected to own shares of our common stock equal in value to at least five times his annual base salary. Compliance is expected within six years of becoming a senior manager or executive officer.

The Compensation Committee has determined that as of December 31, 2019, all executive officers have met our share ownership expectations and all other senior managers covered by this program are making significant strides in meeting the ownership expectations.

Stock Options

We ceased granting stock options in 2007 and there are currently no stock options outstanding.

Prohibition on Repricing Stock Options

By the terms of the 2011 Associate Incentive Plan, which is the only plan we may use to grant stock options, repricing stock options is prohibited without shareowner approval.

Employment Agreements and Severance Agreements

We believe the employment of our executive officers should remain “at will.” Therefore, none of our executive officers have an employment agreement or severance agreement with us.

Incentive Compensation Clawback

Effective, January 1, 2017, all participants in the 2011 Associate Incentive Plan have their incentive compensation subject to a clawback where: (i) we issue a material restatement of our financial statements; (ii) we make a subsequent finding that the financial information or performance metrics used to determine the amount of the incentive compensation are materially inaccurate regardless of individual fault; (iii) a plan participant engages in intentional misconduct; or (iv) the plan participant has committed ethical or criminal violations. In addition, we may recover any incentive compensation awarded or paid based on a participant’s conduct which is not in good faith and which materially disrupts, damages, impairs or interferes with our business or which causes harm to our reputation.

Compensation Program Design

Compensation Framework

We design our specific compensation elements based on the following:

▪	Performance: We believe that the best way to accomplish alignment of compensation plans with the participants’ interests is to directly link pay to individual and Company performance.
▪	Competitiveness: Compensation and benefits programs are designed to be competitive with those provided by companies with whom we compete for talent. Benefits programs are not based on performance.
▪	Cost: Compensation and benefit programs are designed to be cost-effective and affordable, ensuring that the interests of our shareowners are considered.
▪	Peer Group: The relevant peer group for comparison of compensation and benefits programs consists of commercial banks and thrifts with a geographic footprint or asset base similar to ours.

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Specific Compensation Elements

Our executive compensation program is comprised of four discrete elements (which are each described in further detail below):

▪	Base salary
▪	Incentive compensation
▪	Benefits and perquisites
▪	Post-termination compensation and retirement benefits

Discussion of Specific Compensation Elements

Base Salary

Our compensation philosophy guideline is to target base salaries at the 50th percentile of our peer group; however, superior performance may warrant a base salary in excess of this target. Our Compensation Committee believes that this target level will allow us to attract and retain the talent necessary to achieve our performance goals. The base salaries for the named executive officers are determined by analyzing available market data as well as taking into account the experience and performance of the individual. In 2019, all named executive officers received an increase in their base salary. The increases were Mr. Smith, 5%; Mr. Barron, 7.1% and Mr. Davis, 3%. Mr. Smith’s base salary is 19.7% below the 50th percentile base salary of our peer group. His relatively low base salary is not reflective of his performance or experience level. It has been historically low compared to our peer group benchmark and the Compensation Committee continues to place great emphasis on bringing Mr. Smith’s base salary in line with the stated target level. Mr. Barron’s base salary is 14.9% below the 50th percentile and Mr. Davis’s base salary was 7.8% above the 50th percentile. We consider an officer’s salary to be in line with the benchmark if it is within 15% of the benchmark.

Incentive Compensation

In addition to their base salary, each named executive officer has the opportunity to earn annual incentive compensation. The Compensation Committee believes a competitive overall compensation package should include incentive compensation in the form of both cash and equity awards. The Compensation Committee believes, based on past advice from its compensation consultant, targeting incentive compensation equal to or greater than 30% of total compensation is sufficient to change behaviors relative to performance. As a result, we believe our total incentive-based compensation target of at least 30% of total compensation is appropriate.

In 2019, Mr. Smith’s targeted incentive compensation was 60.0% of his total targeted compensation, Mr. Barron’s was 47.5% and Mr. Davis’s was 44.7%. We believe the differences of potential impact each executive officer has on our performance warrants differences in how much compensation they individually have at risk. Each executive officer has an opportunity to earn incentives under a long term plan.

In 2019, Mr. Smith’s total targeted incentive compensation of $600,000 was comprised of 47% cash and 53% equity and includes both short term and long term incentive plans. Mr. Barron’s total target incentive compensation of $339,000 was comprised of 57% cash and 43% equity, and includes both short-term and long-term incentive plans. Mr. Davis’s total target incentive compensation of $250,000 was comprised of 52% cash and 48% equity, and includes both short-term and long-term incentive plans. The difference in allocation between cash and equity among the named executive officers is due to each executive’s responsibilities.

The base and incentive (cash and equity) compensation for Messrs. Smith, Barron, and Davis placed them below the 75th percentile for total compensation, relative to their respective peers.

Cash Incentive Plan. Cash incentives for each of the named executive officers are based primarily on performance with regard to goals established by the Compensation Committee. In 2019, measurement was based on using four distinct goals that were weighted based on their relative relationship to overall performance including:

▪	achieving an efficiency ratio of less than 71.39% (weighted at 25%);
▪	achieving return on assets of 1.08% or more (weighted at 25%);
▪	achieving a classified asset level of no more than $25.17 million (weighted at 25%); and
▪	achieving risk-adjusted loan income (interest and fee income less loan loss provision expense) at a level greater than $91.999 million (weighted at 25%).

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One of four goals was achieved at the 100% level or better. Return on assets paid out at 36.84%, efficiency ratio paid out at 56.47%, classified assets paid out at 170.69%, and risk-adjusted loan income paid out at 90.44%. Factoring in the component weighting of each goal, the total payout was 88.61%.

Messrs. Smith, Barron, and Davis received a payout of $155,068, $127,066, and $79,749, respectively, under the Cash Incentive Plan. The payout represented 88.61% of the target.

Although the goals are generally consistent from year to year, the Compensation Committee evaluates the exact goals each year to better align incentives with the Company’s strategy. The goals can be based upon performing loan levels; loan growth; classified or non-performing asset levels; net charge-offs; deposit levels, including growth; increase in shareowner value; stock price; revenue, including growth; net interest income; fee income; net interest margin; non-interest income; non-interest expense; loan loss provision expense; expense management; net income; earnings per share; return on assets; return on shareowners’ equity; return on capital; efficiency ratio; or the extent to which direct reporting managers meet their own goals based on these metrics.

Stock-Based Incentive Plan. The Stock-Based Incentive Plan is a performance-based equity bonus plan in which selected members of management, including all named executive officers, are eligible to participate. The Stock-Based Incentive Plan is administered under our 2011 Associate Incentive Plan. The Compensation Committee believes the equity component of our incentive compensation package creates ownership in the Company and aligns the goals of our shareowners and named executive officers because it provides incentives to our named executive officers to focus on improving long-term performance. Payments under the Stock-Based Incentive Plan consists of an award payable 75% in performance shares and 25% in cash, and is designed to align the economic interests of management with those of our shareowners.

Under the Stock-Based Incentive Plan, all participants were eligible to earn an equity award tied to achievement of four distinct objectives weighted based on their relative relationship to overall performance of the Company:

▪	achieving an efficiency ratio of less than 71.39% (weighted at 25%);
▪	achieving return on assets of 1.08% or more (weighted at 25%);
▪	achieving a classified asset level of no more than $25.17 million (weighted at 25%); and
▪	achieving risk-adjusted loan income (interest and fee income less loan loss provision expense) at a level greater than $91.999 million (weighted at 25%).

Depending on performance, component payouts under the plan could have ranged from 0% to 200% of the target, and the maximum payout, in aggregate, could have been 200%.

One of four goals was achieved at the 100% level or better. Return on assets paid out at 36.84%, efficiency ratio paid out at 56.47%, classified assets paid out at 170.69%, and risk-adjusted loan income paid out at 90.44%. Factoring in the component weighting of each goal, the total payout was 88.61% under the 2019 Stock-Based Incentive Plan.

Similar to the Cash Incentive Plan, the goals are generally consistent from year to year, but may change to align management’s incentive with the Company’s strategy. The goals are generally selected from the same group of metrics as available to be used in the Cash Incentive Plan.

The total economic value of the award for each named executive officer is set as a percentage of total incentive compensation. The total economic value of the target award at the 100% payout level is split 75% in shares and 25% in cash. The formula used a stock price of $24.64 to arrive at the number of performance shares granted. The price was derived based on the average high and low of the previous 10 trading days from date of grant (February 19, 2019). This formula was set by the terms of the 2011 Associate Incentive Plan.

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For 2019, the named executive officers received the following shares:

Name	100% Payout	Maximum Payout	2019 Actual Payout
William G. Smith, Jr.	5,327	10,653	4,750
Thomas A. Barron	2,910	5,820	2,578
J. Kimbrough Davis	1,826	3,653	1,618

The cash portion of the Stock-Based Incentive Plan award was as follows:

Name	100% Payout	Maximum Payout	2019 Actual Payout
William G. Smith, Jr.	$43,750	$87,500	$38,767
Thomas A. Barron	23,900	47,800	21,178
J. Kimbrough Davis	15,000	30,000	13,292

Awards earned under the Stock-Based Incentive Plan are issued in the calendar quarter following the calendar year in which the awards were earned. Generally, any awards earned are issued in late January or early February.

Long-term Incentive Plan (LTIP) - Compound Annual Growth Rate in Diluted EPS. The Compensation Committee awards Messrs. Smith, Barron, and Davis performance shares as provided in the 2011 Associate Incentive Plan. This plan is designed to correlate compensation with the long-term growth of the Company. Pursuant to this three-year plan, which is adopted each year to allow for the annual adoption of rolling three-year goals, we award performance shares and cash with an economic value equivalent ranging from $0 to $500,000 after the conclusion of each three-year performance period for Mr. Smith. For Messrs. Barron and Davis, we award performance shares and cash with an economic value equivalent ranging from $0 to $200,000 after the conclusion of each performance period.

Details of Mr. Smith’s long-term incentive plan

For the 2017 plan (with a possible payout in 2020 based on 2017-19 performance), the target award of $250,000 is based on Capital City achieving a 10% three-year compound annual growth rate in diluted earnings per share using $0.69 per share (2016 earnings) as the base amount. A maximum award of $500,000 would be earned if the compound annual growth rate in diluted earnings per share equals or exceeds 12.5%, the maximum performance level. Actual diluted earnings per share for the year ended December 31, 2019 was $1.83 per share and Mr. Smith earned the maximum level of 200%, equaling 18,046 shares and $125,000 in cash.

For the 2018 plan (with a possible payout in 2021 based on 2018-20 performance), the target award of $250,000 is based on Capital City achieving a 10% three-year compound annual growth rate in diluted earnings per share using $1.03 per share (2017 earnings, as upwardly adjusted to reverse certain effects from the Tax Cuts and Jobs Act (the “TCJA”)) as the base amount. A maximum award of $500,000 would be earned if the compound annual growth rate in diluted earnings per share equals or exceeds 12.5%, the maximum performance level.

For the 2019 plan (with a possible payout in 2022 based on 2019-21 performance), the target award of $250,000 is based on Capital City achieving a 10% three-year compound annual growth rate in diluted earnings per share using $1.54 per share (2018 earnings) as the base amount. A maximum award of $500,000 would be earned if the compound annual growth rate in diluted earnings per share equals or exceeds 12.5%, the maximum performance level.

Details of Mr. Barron’s long-term incentive plan

For the 2017 plan (with a possible payout in 2020 based on 2017-19 performance), the target award of $100,000 is based on Capital City achieving a 10% three-year compound annual growth rate in diluted earnings per share using $0.69 per share (2016 earnings) as the base amount. A maximum award of $200,000 would be earned if the compound annual growth rate in diluted earnings per share equals or exceeds 12.5%, the maximum performance level. Actual diluted earnings per share for the year ended December 31, 2019 was $1.83 per share, therefore, Mr. Barron earned the maximum level of 200%, equaling 7,218 shares and $50,000 in cash.

For the 2018 plan (with a possible payout in 2021 based on 2018-20 performance), the target award of $100,000 is based on achieving a goal of a 10% three-year compound annual growth rate in diluted earnings per share using $1.03 per share (2017 earnings, as upwardly adjusted to reverse certain effects from the TCJA) as the base amount. A maximum award of $200,000 would be earned if the three-year compound annual growth rate in diluted earnings per share equals or exceeds 12.5%, the maximum performance level.

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For the 2019 plan (with a possible payout in 2022 based on 2019-21 performance), the target award of $100,000 is based on Capital City achieving a 10% three-year compound annual growth rate in diluted earnings per share using $1.54 per share (2018 earnings) as the base amount. A maximum award of $200,000 would be earned if the compound annual growth rate in diluted earnings per share equals or exceeds 12.5%, the maximum performance level.

Details of Mr. Davis’s long-term incentive plan

For the Year 3 Phase-in 2017 plan (with a possible payout in 2020 based on 2017-19 performance), the target award of $100,000 is based on achieving a goal of a 10% three-year compound annual growth rate in diluted earnings per share using $0.69 per share (2016 earnings) as the base amount. A maximum award of $200,000 would be earned if the three-year compound annual growth rate in diluted earnings per share equals or exceeds 12.5%, the maximum performance level. Actual diluted earnings per share for the year ended December 31, 2019 was $1.83 per share, therefore, Mr. Davis earned the maximum level of 200%, equaling 7,218 shares and $50,000 in cash.

For the 2018 plan (with a possible payout in 2021 based on 2018-20 performance), the target award of $100,000 was based on achieving a goal of a 10% three-year annual growth rate in diluted earnings per share using $1.03 per share (2017 earnings, as upwardly adjusted to reverse certain effects from the TCJA) as the base amount. A maximum award of $200,000 would be earned if the three-year compound annual growth rate in diluted earnings per share equals or exceeds 12.5%, the maximum performance level.

For the 2019 plan (with a possible payout in 2022 based on 2019-21 performance), the target award of $100,000 is based on Capital City achieving a 10% three-year compound annual growth rate in diluted earnings per share using $1.54 per share (2018 earnings) as the base amount. A maximum award of $200,000 would be earned if the compound annual growth rate in diluted earnings per share equals or exceeds 12.5%, the maximum performance level.

Benefits and Perquisites

Determining Benefit Levels. Benefit levels are reviewed periodically to ensure that the plans and programs provided are competitive and cost-effective for us, and support our human capital needs. Benefit levels are not tied to company, business area or individual performance.

Perquisites. We provide our named executive officers with perquisites that we believe are reasonable, competitive and consistent with our overall executive compensation program. The value of the perquisites for each named executive officer in the aggregate is less than $10,000.

Health, Dental, Disability and Life Insurance Coverage. The core insurance package for our named executive officers and senior management team includes health, dental, disability and basic group life insurance coverage. Our named executives and senior management participate in these benefits on the same basis as our other associates.

Paid Time-Off Benefits. We provide vacation and other paid holidays to all associates, including our named executive officers and senior management team, which are comparable to those provided at similarly sized financial institutions.

Post-Termination Compensation and Retirement Benefits

We provide retirement benefits to named executive officers and senior management through a combination of qualified (under the Internal Revenue Code) and nonqualified plans.

Retirement Plan. The Retirement Plan is a tax-qualified, noncontributory defined benefit plan intended to provide for an associate’s financial security in retirement. All full-time and part-time associates, hired prior to January 1, 2020 with 1,000 hours of service annually are eligible for the Retirement Plan. The Retirement Plan was closed to new entrants as of January 1, 2020.

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401(k) Plan. The 401(k) plan provides associates the opportunity to save for retirement on a tax-favored basis. For associates hired after January 1, 2002, the associates receive a reduced pension benefit under the Retirement Plan and a 50% matching contribution (matched up to 6% of cash compensation) under the 401(k) Plan. For associates hired after December 31, 2019, no pension benefit is available, but each is eligible for a 3% annual company-paid contribution, regardless of deferral status. Executives may elect to participate in the 401(k) Plan on the same basis as our other similarly situated associates. No named executive officers are currently eligible for the company-sponsored match.

Supplemental Executive Retirement Plan. Each of our named executive officers participates in our Supplemental Executive Retirement Plan (“SERP”), a nonqualified plan which provides benefits in excess of the Retirement Plan. The SERP is designed to restore a portion of the benefits Messrs. Smith, Barron, and Davis would otherwise receive under our Retirement Plan, if these benefits were not limited by U.S. tax laws. This more closely aligns the benefits of Messrs. Smith, Barron, and Davis with those of other Retirement Plan participants. We have no obligation to fund the SERP, but accrue for our anticipated obligations under the SERP on an annual basis.

Benchmarking

We use benchmarking as a method to understand what similar positions pay in similar organizations. In setting 2019 executive compensation and director compensation, the Compensation Committee engaged Blanchard Consulting to create a custom peer group, based on the following traits: publicly traded bank holding company with 2018 assets at year end between $2.0 billion and $7.0 billion, at least 25 branches, and located in Alabama, Florida, Georgia, Kentucky, Louisiana, Mississippi, North Carolina, South Carolina, Tennessee and Virginia. The states selected represent southeastern U.S. states where financial institutions with a similar profile to Capital City Bank were located. At the time the members of the peer group were selected, each member was a publicly traded company. National Commerce Corporation (“NCOM”) was originally included in the peer group; however NCOM was removed due to acquisition. NCOM was the only peer located in Alabama. We also searched for publicly traded banks with similar asset size located in Arkansas; however, there were either no publicly traded banks that met the criteria or they did not file a 2019 proxy statement (DEF 14A). (See the chart below for the names of the financial institutions in our selected peer group as well as their asset size.)

CCBG Peer Group Comparison

▪	Blanchard to ISS – Blanchard’s custom peer group development for CCBG focused on peers within the same industry; all peers have the same eight digit GICS classification as CCBG. All of CCBG’s peers are within the asset size range recommended by ISS (0.4 to 2.5 times) as well. CCBG’s peer group has 18 peers, while ISS peer groups contain between 14 and 24 peers. ISS has indicated that it will use as many as 24 peers when enough peers with the same eight digit GICS classification are available. CCBG is at the 34th percentile of the peer group in assets as of 2018 fiscal year end. Choosing peers which keep the subject company near the group median is an ISS peer group selection priority.

▪	Blanchard to Glass Lewis/Equilar – Glass Lewis/Equilar does not separately assess industry or size (or any factors other than strength of relationship) but states that since industry, revenue/assets, and market capitalization are the three most popular metrics companies use to develop their peer groups these are inherently prioritized in the Equilar network algorithms. CCBG’s peer group has 18 peers while the Glass Lewis/Equilar peer groups have 15.

▪	Summary – Overall, the CCBG custom peer group was developed using metrics in line with the methods of the two largest international proxy advisory groups. Potential peer groups developed for CCBG by either of these groups to analyze executive pay and company performance should have overlap with the CCBG peer group used in this analysis.

Benchmarking is the primary tool we use to set executive compensation; however, we also review individual performance and industry trends in terms of increases to executive compensation. For Mr. Smith, we also undertake a 10-year historical compensation review.

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The compensation peer group is not identical to the peer group used to measure company performance, due to difficulty in gathering compensation data from nonpublic companies. Company performance data can be gathered from financial institution call reports for public and nonpublic financial institutions. However, some of the institutions represented on the compensation peer group are included in the Company performance peer group.

Financial Institution	Total Assets ($ in thousands)(1)
Business First Bancshares, Inc.	2,094,896
Carolina Financial Corporation	3,790,748
Carter Bank & Trust	4,039,599
Community Trust Bancorp, Inc.	4,201,616
FB Financial Corporation	5,136,764
Fidelity Southern Corporation	4,733,796
First Bancorp	5,864,116
First Bancshares, Inc.	3,003,986
First Community Bancshares, Inc.	2,244,374
Home Bancorp, Inc.	2,153,658
HomeTrust Bancshares, Inc.	3,304,169
Origin Bancorp, Inc.	4,821,576
Republic Bancorp, Inc.	5,240,404
Seacoast Banking Corporation of Florida	6,747,659
SmartFinancial, Inc.	2,274,409
Southern National Bancorp of Virginia, Inc.	2,701,295
Stock Yards Bancorp, Inc.	3,302,924
Wilson Bank Holding Co.	2,543,682

(1) All data is for fiscal year end 2018, which was the latest available data when we set 2019 compensation.

Pay ratio disclosure

The following information discloses the ratio of our median employee’s annual total compensation to the annual total compensation of the principal executive officer (‟CEO”), Mr. Smith.

In determining the median employee, we prepared a list of all employees (excluding our CEO) as of December 31, 2019 (other than employees on leave of absence). Wages and salaries were annualized for employees who began employment after January 1, 2019 or who took a leave of absence during 2019. We had 959 employees during calendar year 2019, including short-term and partial-year employees (i.e., new hires, temporary, etc.). We annualized compensation figures for all employees newly hired, or rehired, during 2019. For simplicity, we excluded the value of the our 401(k) plan and medical benefits provided in selecting the median employee because all employees including the CEO are provided the exact same benefits. We then selected the employee who earned the median compensation for 2019.

For purposes of determining our CEO pay ratio, we are permitted to use the same median employee for up to three years, provided there is no material change to the employment population or change in employee compensation arrangements that would significantly impact our pay ratio disclosure. We elected to update the median employee for our 2019 analysis, rather than use 2017 data.

Once we identified the median employee, we added that individual’s Change in Pension Value to his/her annual compensation, continuing to mirror the Executive Compensation – Summary Compensation Table structure.

In determining the ratio, we included all compensation paid to the median employee, including base salary, incentive awards, and overtime; however, we did not include any benefits (i.e., employer paid premiums, group term life values, etc.), consistent with the compensation disclosures  in Executive Compensation – Summary Compensation Table.

The median of the annual total compensation of all of our employees (excluding our CEO) was $41,022. The annual total compensation of our CEO was $1,957,084 resulting in an estimated ratio of CEO to Median Employee Total Compensation of 47.70 to 1.

Because of the high variability of pension value each year, particularly when the age of our CEO and our identified median employee is significant, we are also providing a ratio excluding the change in pension value. The median of the annual total compensation of all of our employees (excluding our CEO) was $40,327 excluding the change in pension value. The annual total compensation of our CEO (excluding the change in pension value) was $1,258,137, resulting in an estimated ratio of CEO to Median Employee Total Compensation excluding the change in pension value of 31.19 to 1.

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Impact of Regulatory Requirements

Federal Reserve and FDIC Guidance

In 2010, the Federal Reserve issued final comprehensive guidance regarding the manner in which banks and bank holding companies pay incentive compensation. In accordance with the final guidance, all banking organizations supervised by the Federal Reserve are required to review the incentive compensation arrangements of: senior executive officers and others responsible for oversight of company-wide activities or material business lines; individual employees, including nonexecutive employees, whose activities may expose the bank to material amounts of risk; and groups of employees who are subject to the same or similar incentive compensation arrangements and who, in the aggregate, may expose the bank to material amounts of risk. Our Compensation Committee has conducted a review to ensure that compensation is structured in a manner so as not to encourage excessive risk-taking.

In 2011, as a result of the Dodd-Frank Act, the federal banking regulators issued a proposed rule which, if adopted, could affect incentive-based compensation for our executive officers. The proposed rule, among other things, would prohibit certain types of incentive-based compensation including (i) compensation which would be unreasonable or disproportionate to the individual’s services (excessive compensation) and (ii) compensation that would encourage inappropriate risk taking that could lead to a material loss. The Compensation Committee is monitoring the progress of the proposed rule. The final rule has not yet been adopted.

Impact on Say-on-Pay Vote

We provide our shareowners with the opportunity to cast an advisory vote on executive compensation (“Say-on-Pay”) every three years. At our Annual Meeting in 2017, out of the 13,238,167 votes cast (excluding abstentions and broker nonvotes), our shareowners cast 13,040,351 shares, or 98.5%, “For” approval of our executive compensation. The Compensation Committee believes this vote affirmed shareowners’ support of our approach to executive compensation. At our 2020 Annual Meeting, we will again hold an advisory vote to approve executive compensation. The Compensation Committee will continue to consider the outcome of the Say-on-Pay vote when making future compensation decisions for our named executive officers. Our next Say-on-Pay vote will take place at our Annual Meeting in 2023.

Compensation Committee Process and Procedures

Scope of Authority

The Compensation Committee has strategic and administrative responsibility for a broad range of issues, including reviewing, authorizing, and approving compensation to be paid to our executive officers, directors, and our senior management team. The Corporate Governance and Nominating Committee recommends to the Board, and the Board appoints, each member of the Compensation Committee. The Corporate Governance and Nominating Committee has evaluated, and the Board has determined, that each member of the Compensation Committee is an independent director.

The Compensation Committee’s policy is to review executive compensation, including incentive goals, at least annually. The Compensation Committee also periodically reviews benefits and perquisites, reviews and provides oversight of our compensation philosophy, serves as the administrative committee for our equity-based plans, and reviews stock ownership guidelines for our executive officers and directors.

Delegation of Authority

The Compensation Committee’s charter permits the delegation of its authority to our Chief People Office to administer compensation and benefits programs. In 2019, the Compensation Committee delegated the administration of all associate compensation, benefit and welfare plans to Bethany H. Corum, Capital City Bank’s Executive Vice President and Co-Chief Operating Officer and Chief People Officer.

None of the members of the Compensation Committee is an executive officer of a public company of which one of our executive officers is a director.

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Independent Consultants

In carrying out its responsibilities, the Compensation Committee evaluates the information and recommendations put forth by management and its independent advisors in making its decisions regarding executive compensation. The Compensation Committee’s decisions are made with the objective of providing fair, equitable and performance-based compensation to executives in a manner that is affordable and cost effective for our shareowners. In 2019, the Compensation Committee engaged Blanchard Consulting to create a custom peer group for the purpose of benchmarking executive officer and director compensation.

Management’s Role

The Compensation Committee sets compensation for the Chief Executive Officer based on data provided by the Chief People Officer and a review of peer group statistics. In addition, the Compensation Committee reviews and approves the Chief Executive Officer’s recommendations for other executive officers’ compensation. In making these decisions, the Compensation Committee relies on information and recommendations provided by the Chief Executive Officer and Chief People Officer. The key roles played by management in assisting the Compensation Committee to determine compensation levels for our named executive officers are as follows:

▪	Develop performance measures: Identify appropriate performance measures and recommend performance targets that are used to determine annual and long-term awards.
▪	Compile benchmark data: Management participates in compensation surveys through reputable third-party firms which are used to gather data on base salary, annual cash and long-term performance awards. In reviewing and setting 2019 senior management compensation, we used custom compensation profiles created by an independent consultant engaged by the Compensation Committee in 2019. Senior management compensation profiles are updated every two years and time-adjusted in alternate years. For executive officers and senior management, we used peer group data gathered by Blanchard Consulting. The Chief People Officer also provides historical compensation data for each position reviewed by the Compensation Committee.
▪	Develop compensation guidelines: Using the benchmark survey data and publicly disclosed compensation information as the foundation, management develops compensation guidelines for each executive position, such as targeting base salaries for our senior executives at the 50th percentile of our selected peer group and total direct compensation (salary, cash and equity compensation) at the 75th percentile. These guidelines are provided to the CEO as the basis for his recommendations regarding individual compensation actions. In addition, executives are briefed on the guidelines.

The key members of management involved in the executive compensation process were Mr. Smith and Mrs. Corum. Mr. Smith has no involvement in setting his own compensation and was not present during the Compensation Committee’s deliberations regarding his own compensation. Mrs. Corum attends all meetings of the Compensation Committee to provide information to the Compensation Committee members and to take minutes of the meetings. At times, the Compensation Committee conducts executive sessions. Mrs. Corum is excused from all executive sessions and the Chairman of the Committee communicates any decisions for inclusion in the minutes. Management (other than Mr. Smith and Mr. Barron solely in their roles as directors approving the Compensation Committee’s recommendations) had no role in setting compensation for the independent directors.

30   Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement

EXECUTIVE COMPENSATION

Summary Compensation Table for 2019, 2018, and 2017

The following summary compensation table shows compensation information for our principal executive officer, principal financial officer, and our president (the only other executive officer whose total compensation exceeded $100,000) for each of the three previous fiscal years. Amounts listed under column (f), “Nonequity Incentive Plan Compensation” are determined by the Compensation Committee at its first meeting following the year in which the compensation is earned and paid to the executives shortly after such determination is made.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and		Salary	Bonus	Stock Awards	Nonequity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total	Total Without Change in Pension Value
Principal Position	Year	($)(1)	($)	($)(2)	($)(3)	($)(4)	($)(5)	($)	($)(6)
William G. Smith, Jr.	2019	420,000	0	517,381	318,835	698,947	1,921	1,957,084	1,258,137
Chairman, President, and	2018	400,000	0	508,974	264,272	(236,439)	2,937	1,412,622	1,176,183
Chief Executive Officer	2017	400,000	0	522,812	188,935	2,225,911	1,584	3,339,242	1,113,331
Thomas A. Barron	2019	375,000	0	226,178	198,244	895,799	1,921	1,697,142	801,343
President, Capital City	2018	350,000	0	223,155	252,116	433,551	1,715	1,260,537	826,986
Bank	2017	320,000	0	224,335	194,497	709,898	1,584	1,450,314	740,416
J. Kimbrough Davis	2019	309,000	0	199,478	143,041	623,284	3,143	1,277,946	654,662
Executive Vice President	2018	300,000	0	196,278	160,184	(94,846)	1,584	563,200	658,046
and Chief Financial Officer	2017	285,000	0	356,270	107,355	423,347	1,584	1,173,556	750,209

(1)	We have no employment agreements with our named executive officers.
(2)	The amounts in column (e) reflect the grant date fair value of stock awards under our Stock-Based Incentive Plan and LTIP, as determined under applicable SEC and accounting rules. See “Grants of Plan-Based Awards in 2019,” on page 32, below, for additional information. Among other things, these rules require that the amounts shown in column (e) for the LTIP awards be based upon the probable outcome of the performance conditions. The named executive officers may never realize any value from the awards under the LTIP and, to the extent that they do, the amounts realized may be different than the amounts reported above. As discussed in the Compensation Discussion & Analysis, for Mr. Smith, the maximum value of the stock portion of the LTIP award each year is $375,000; for Messrs. Barron and Davis, the maximum value of the stock portion of the LTIP award each year is $150,000. In 2017 and 2018, Mr. Smith declined his LTIP awards. Although the LTIP awards declined or not earned are cancelled, we do not adjust the related amounts previously reported as compensation in the year of the award. In 2017, the Compensation Committee granted Mr. Davis the right to participate in the LTIP with a phased in approach in years 2017 through 2019 and, therefore, the value in this column for 2017 reflects the grant date fair value for potential awards payable over three years.
(3)	The amounts in column (f) reflect the cash awards to the named individuals under the Cash Incentive Plan, the cash portion of the awards under the Stock-Based Incentive Plan, and the cash portion of the awards under the LTIP, all of which is discussed further in the Compensation Discussion & Analysis. For each of the named executive officers, awards under the Cash Incentive Plan were paid out at approximately 88.61%, 120.81%, and 86.37% of the target awards for 2019, 2018 and 2017, respectively. Cash awards under the Stock-Based Incentive Plan were as follows:
	2019	2018	2017
William G. Smith, Jr.	$38,767	$52,854	$37,787
Thomas A. Barron	21,178	28,874	20,642
J. Kimbrough Davis	13,292	18,122	12,956

Cash awards under the LTIP are shown in the third year of the three-year performance period, but only if actually paid out. Mr. Smith declined his awards in 2017 and 2018. Awards were as follows:

	2019	2018	2017
William G. Smith, Jr.	$125,000	$0	$0
Thomas A. Barron	50,000	50,000	50,000
J. Kimbrough Davis	50,000	33,333	16,666

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These amounts were earned during the years indicated and were paid to our named executive officers in January of the following year.

(4)	The amounts in column (g) reflect the actuarial increase in the present value of the named executive officer’s benefits under all pension plans established by us determined using the assumptions consistent with those used in our financial statements, which are discussed in further detail on page 30 under the heading “Pension Benefits.”
(5)	The amount shown in column (h) reflects for each named executive officer a life insurance premium.
(6)	To show the effects that the year-over-year change in pension value had on total compensation, as determined under applicable SEC rules, we have included an additional column (j) to show total compensation minus the change in pension value. The amounts reported in the Total Without Change in Pension Value column may differ substantially from the amounts reported in the Total column required under SEC rules and are not a substitute for total compensation. Total Without Change in Pension Value represents total compensation, as determined under applicable SEC rules, minus the change in pension value reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column (but including the nonqualified deferred compensation earnings reported in that column, if any). The change in pension value is subject to many external variables, such as interest rates, that are not related to Company performance. Therefore, we do not believe a year-over-year change in pension value is helpful in evaluating compensation for comparative purposes and instead, believe shareowners may find the accumulated pension benefits in the 2019 Pension Benefits table on page 35 a more useful calculation of the pension benefits provided to the named executive officers.

Grants of Plan-Based Awards in 2019

As discussed in the Compensation Discussion and Analysis, cash bonus plan payouts and performance share units are awarded only when we achieve Board-approved established levels of performance.

			Estimated Possible Payouts Under Nonequity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Stock Awards
(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
	Award	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum
Name	Type	Date	($)	($)	($)	($)	($)	($)	($)
William G. Smith, Jr.	Cash	N/A	—	175,000	350,000	—	—	—	—
	Stock(1)	2/19/19	—	—	—	—	175,000	350,000	131,250
	LTIP(2)	2/19/19	—	—	—	—	250,000	500,000	386,131
Thomas A. Barron	Cash	N/A	—	143,400	286,800	—	—	—	—
	Stock(1)	2/19/19	—	—	—	—	95,600	191,200	71,700
	LTIP(3)	2/19/19	—	—	—	—	100,000	200,000	154,478
J. Kimbrough Davis	Cash	N/A	—	90,000	180,000	—	—	—	—
	Stock(1)	2/19/19	—	—	—	—	60,000	120,000	45,000
	LTIP(3)	2/19/19		—	—	—	100,000	200,000	154,478

(1)	Represents the Stock-Based Incentive Plan, administered under the 2011 Associate Incentive Plan. Payments are payable 75% in performance shares and 25% in cash.
(2)	Represents the LTIP pursuant to which we award performance shares with an economic value equivalent ranging from $0 - $500,000, representing 75% equity and 25% cash. The plan has a target award of $250,000 and a maximum award of $500,000. The target award is based on the Company earning $2.05 per share in 2021. The award is based on compounded growth in diluted earnings per share. The number of performance shares that can be earned is calculated based on the average highs and lows of the previous 10 trading days from date of grant (February 19, 2019). The formula is set by the terms of the 2011 Associate Incentive Plan.
(3)	Represents the LTIP pursuant to which we award performance shares with an economic value equivalent ranging from $0 - $200,000, representing 75% equity and 25% cash. The plan has a target award of $100,000 and a maximum award of $200,000. The target award is based on the Company earning $2.05 per share in 2021. The award is based on compounded growth in diluted earnings per share. The number of performance shares that can be earned is calculated based on the average highs and lows of the previous 10 trading days from date of grant (February 19, 2019). The formula is set by the terms of the 2011 Associate Incentive Plan.

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Outstanding Equity Awards at Fiscal Year-End 2019

The following table provides information on outstanding equity awards for our executive officers named in the Summary Compensation Table at the end of 2019.

		Stock Awards
Name	Grant Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
(a)	(b)	(c)	(d)
William G. Smith, Jr.	2/19/19	7,610	232,105
	2/21/18	7,754	236,497
Thomas A. Barron	2/19/19	3,045	92,857
	2/21/18	3,102	94,611
J. Kimbrough Davis	2/19/19	3,045	92,857
	2/21/18	3,102	94,611

(1)	This column reflects performance shares granted assuming the performance goals are met at the 100% level. These shares are conditioned upon a component of an equity security (compounded growth in diluted earnings per share) performance during a three-year cycle. An award, if earned, will be determined and be paid following the performance period.
(2)	The dollar amounts shown in this column are determined by multiplying (x) the number of performance shares shown in Column (c) by (y) $30.50 (the closing price of the Company’s common stock on December 31, 2019, the last trading day of the Company’s 2019 fiscal year).

Potential Payments Upon Termination or Change in Control

The amount of compensation (if any) that is payable to our named executive officers upon termination of employment depends on the nature and circumstances under which employment is ended.

Change in Control

In the event of a change in control, our named executive officers will be credited with an additional two years of credited service for purposes of computation of retirement benefits payable under the SERP; however, all of our executive officers already have earned the maximum service time. Accrued benefits based upon normal retirement are payable to the named executive officer upon a change in control. A “change in control” under the SERP means the sale of substantially all of our assets, a change in share ownership of greater than 50% within a 24-month period, or any other determination of change in control made by our Board of Directors.

In the event of a change in control, our named executive officers would not receive any additional benefit under the qualified Retirement Plan but would have the same benefits as any associate who separates employment with the Company.

We have no post-employment compensation programs designed to provide benefits upon a change in control, other than those discussed above.

Payments Upon Termination of Employment

Voluntary Termination. If a named executive officer voluntarily resigns from our employment, no amounts are triggered under the Cash Incentive Plan or the Stock-Based Incentive Plan. The executive may be entitled to receive benefits from the Retirement Plan and the SERP to the extent those benefits have been earned under the provisions of the plans and the executive officer has met the vesting requirements of the plans. In addition, the executive would be entitled to receive any amounts voluntarily deferred (and the earnings on deferrals) under the 401(k) Plan.

Retirement. As of December 31, 2019, Messrs. Barron, Davis, and Smith are eligible for normal retirement as defined by the Retirement Plan and the SERP. As such, each may be entitled to receive benefits from the Retirement Plan and SERP to the extent those benefits have been earned under the provisions of the plans.

Death. If a named executive officer dies while employed by us, the Retirement Plan and the SERP will provide benefits to the heirs of the deceased executive. The benefits are of the same value as those provided for a voluntary termination or early retirement as applicable.

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Involuntary Termination with or without Cause. If a named executive officer’s employment is involuntarily terminated, the executive may be entitled to receive benefits from the Retirement Plan and the SERP to the extent those benefits have been earned under the provisions of the plans and the executive officer has met the vesting requirements of the plans. In addition, the executive would be entitled to receive any amounts voluntarily deferred (and the earnings on deferrals) under the 401(k) Plan.

Disability. In the event that a named executive officer becomes disabled on a long-term basis, the executive officer’s employment by us would not necessarily terminate. If a named executive officer becomes disabled under the terms of the Retirement Plan or the SERP, the executive will continue to accrue a retirement benefit until the earliest of recovery, death or retirement. This benefit cannot be paid as a lump sum distribution.

Payment Tables

Each named executive officer would have received the following payments had his employment terminated on December 31, 2019 under the following triggering events:

Name	Compensation Components	Change in Control (1)	Voluntary Termination(1)	Retirement(1)	Death(1)	Disability(2)	Involuntary Termination(1)
	(a)	(b)	(c)	(d)	(e)	(f)	(g)
William G. Smith, Jr.	Retirement Plan	$2,821,059	$2,821,059	$2,821,059	$2,821,059	$20,192	$2,821,059
	SERP	4,580,971	4,580,971	4,580,971	4,580,971	28,276	4,580,971
Thomas A. Barron	Retirement Plan	2,907,737	2,907,737	2,907,737	2,907,737	21,283	2,907,737
	SERP	2,783,765	2,783,765	2,783,765	2,783,765	16,873	2,783,765
J. Kimbrough Davis	Retirement Plan	2,780,299	2,780,299	2,780,299	2,780,299	18,755	2,780,299
	SERP	1,135,309	1,135,309	1,135,309	1,135,309	6,466	1,135,309

(1)	Lump Sum. Lump sum payments are determined as of December 31, 2018 using the Retirement Plan’s applicable basis, namely, 417(e) Mortality Table under Revenue Notice 18-02; a three segment yield curve using rates specified in Revenue Notice 2019-03, which are 3.43% for the first five years, 4.46% for the next 15 years, and 4.88% thereafter. Under the Retirement Plan and the SERP, lump sum payments are triggered upon a change in control, voluntary termination, retirement, death, and involuntary termination. No further benefits would be payable after the lump sum payment is made. Messrs. Smith, Barron and Davis qualify for unreduced retirement benefits as all have reached their Normal Retirement Date of age 61.
(2)	Monthly Annuity Payments. In the event that a named executive officer becomes disabled on a long-term basis, the named executive officer would receive monthly annuity payments beginning at age 65. These payments coordinate with our long-term disability program.

PENSION BENEFITS

Retirement Plan

The key provisions of the Retirement Plan are as follows:

Monthly Benefit. Participants with a vested benefit will be eligible to receive the following retirement benefits each month for the rest of their lives beginning at age 65:

▪	1.90% of final average monthly compensation multiplied by years of service after 1988 (limited to 30 years), plus
▪	0.40% of final average monthly compensation in excess of $2,000 multiplied by years of service after 1988 (generally limited to 30 years), plus
▪	the monthly benefit accrued as of December 31, 1988, updated for salary increases since 1988.

Total benefits are limited by the Internal Revenue Code. In 2019, the limit was $225,000 per year or $18,750 per month. Additional provisions may apply for participants who were hired after January 1, 2002 or who worked for a bank that we acquired. Associates hired post January 1, 2020 are not eligible to participate in the Retirement Plan.

Final Average Monthly Compensation. The final average monthly compensation is the average of the highest five years of W-2 earnings (plus 401(k) deferrals minus taxable automobile allowance) within the previous 10 years, regardless of whether the years occur consecutively. Compensation is limited by the Internal Revenue Code to $280,000 per year (or $23,333 per month) for 2019.

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Vesting. Participants become vested after reaching five years of service.

Early Retirement Benefits. Participants may elect to retire prior to their Normal Retirement Date.

▪	Reduced Retirement: If participants are at least age 55 and have at least 15 years of service, then they may commence benefits early on a reduced basis. The monthly benefit will be calculated using the benefit formula described above, reduced 6.67% times the number of years (up to five) that the benefit commencement date precedes the normal retirement date, and 3.33% times any additional years (up to five).
▪	Unreduced Retirement: If participants are at least age 61 and have at least 30 years of service, then they may commence benefits early on an unreduced basis.

Form of Payment. Participants may receive their pension benefit as an annuity or as a lump sum.

SERP

In general, the plan provisions for the SERP are identical to the provisions of the Retirement Plan, except the benefits are calculated without regard to the limits set by the Internal Revenue Code on compensation and benefits. The net benefit payable from the SERP is the difference between this gross benefit and the benefit payable by the Retirement Plan. The SERP limits gross benefits to 60% of final average monthly compensation. As a general rule, we do not grant extra years of service under the SERP other than in the event of a change in control, when we credit our named executive officers with an additional two years of credited service; however, all of our executive officers already have earned the maximum service time. Exceptions may occur in limited instances such as a mid-career hire.

2019 Pension Benefit Table

The following table shows the years of credited service, present value of the accumulated benefit for the named executive officers as of December 31, 2019 and payments made during the last fiscal year.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
William G. Smith, Jr.	Retirement Plan	41	3,316,013	0
	SERP	41	4,876,931	0
Thomas A. Barron	Retirement Plan	45	3,399,897	0
	SERP	45	2,829,238	0
J. Kimbrough Davis	Retirement Plan	38	3,139,002	0
	SERP	38	1,137,064	0

(1)	Because the pension amounts shown in the Summary Compensation Table and the Pension Benefits Table are projections of future retirement benefits, numerous assumptions must be applied. In general, the assumptions should be the same as those used to calculate the pension liabilities in accordance with U.S. GAAP on the measurement date, although the SEC permits certain exceptions. The assumptions we use are described in Note 13 of our financial statements in the Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the SEC. As described in such Note, the discount rate assumption is 3.53% for the Retirement Plan and 3.16% for the SERP. The accumulated benefit is based on service and W-2 earnings (plus 401(k) deferrals minus taxable automobile allowance, as described above) considered by the plans for the period through December 31, 2019. We also assumed that for the Retirement Plan, 80% of participants would elect to receive a lump sum and 20% of participants would elect to receive an annuity. For the SERP, we assumed 100% of participants would elect a lump sum. We used a 3.53% interest rate for any lump sum payments in the Retirement Plan and 3.16% interest rate for any lump sum in the SERP. The post-retirement mortality assumption is based on the prescribed mortality assumption under PRI-2012 mortality table, with a blue-collar adjustment for the Retirement Plan and white-collar adjustment for the SERP, projected generationally from 2012 using Scale MP-2019 with separate mortality for annuitants and non-annuitants. The changes in the pension values shown in the Summary Compensation Table are determined as the change in the values during the fiscal year (including the impact of changing assumptions from the prior fiscal year).

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PROPOSAL No. 2 – NONBINDING advisory RESOLUTION TO APPROVE OUR executive compensation

We believe that our executive compensation program is designed to retain and motivate high-quality executive leadership with the talent to support the creation of long-term shareowner value. We have structured these plans such that significant elements of the total executive compensation package (cash and equity incentives) are “at risk” elements that provide both upside potential and downside risk, ensuring that management’s interests are aligned with those of shareowners.

The Board of Directors asks that shareowners consider the following:

▪	Year over year our earnings grew 19% and over the last six years our earnings have grown at a compound annual growth rate of 32%; We have not attempted to capitalize on short-term gains or taken on inordinate risks; instead we have implemented strategies which we believe are sustainable over long periods and will help us achieve our long-term performance goals;
▪	During 2019, we had strong, broad-based loan growth of $64 million or 3.6%. We have experienced 6 consecutive years of loan growth;
▪	We posted a 40% reduction in nonperforming assets in 2019. We believe our strategy for the disposition of repossessed assets has worked and provided the best possible outcome for our shareowners by selling the repossessed assets at generally higher prices than we believe we could have sold the assets if we opted to immediately liquidate the assets;
▪	We have not taken on excessive interest rate risk or relaxed our credit standards, and believe our balance sheet is well positioned for an improving economy;
▪	The Company did not take TARP or raise capital during the financial crisis. As a result, we did not dilute our shareowners by raising additional capital;
▪	We returned $9.9 million of capital to our shareowners in 2019 through share repurchases and dividends; and
▪	We believe the Company has sufficient capital and liquidity to pursue and implement its long-term strategic initiatives.

Shareowners are encouraged to carefully review the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this Proxy Statement for a detailed discussion of our executive compensation program. In accordance with Section 14A of the Exchange Act and as a matter of good corporate practice, we are asking for our shareowners to approve the following resolution:

“RESOLVED, that the compensation paid to Capital City Bank Group, Inc.’s Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby APPROVED.”

Your vote on this proposal is advisory and will not be binding upon our Board of Directors. The Compensation Committee of our Board of Directors, however, will take into account the outcome of the vote when considering future executive compensation arrangements. Our current policy, as approved by the shareowners in 2011, is to hold a nonbinding shareowner vote on executive compensation every three years.

The Board of Directors unanimously recommends a vote “FOR” for the approval, on an advisory basis, of the compensation of the named executive officers, as stated in the above resolution.

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PROPOSAL NO. 3 – RATIFICATION OF INDEPENDENT AUDITORS

Our Audit Committee expects to appoint Ernst & Young LLP as our independent registered public accounting firm for the 2020 fiscal year. Shareowner ratification of the appointment of Ernst & Young as our independent auditors is not required by our Bylaws or other applicable legal requirement. However, the Board is submitting the expected appointment of Ernst & Young to the shareowners for ratification as a matter of good corporate practice. If the shareowners fail to ratify the expected appointment of Ernst & Young, the Audit Committee will reconsider whether or not to retain that firm. Even if the expected appointment of Ernst & Young is ratified, the Audit Committee at its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our and our shareowners’ best interests. Representatives of Ernst & Young are expected to attend the 2020 Annual Meeting and, if in attendance, will have an opportunity to make a statement if they so desire and to respond to appropriate questions.

The proposal to ratify the expected appointment of Ernst & Young as independent auditors will be approved if the votes cast by the shareowners present, or represented, at the Annual Meeting and entitled to vote on the matter favoring this proposal exceed the votes cast in opposition to the proposal.

The Board of Directors unanimously recommends a vote “FOR” the ratification of the expected appointment of Ernst & Young as the Company’s independent auditors for the 2019 fiscal year.

AUDIT COMMITTEE MATTERS

AUDIT COMMITTEE REPORT

The Audit Committee, which operates under a written charter adopted by the Board of Directors, monitors the Company’s financial reporting process on behalf of the Board of Directors. This report reviews the actions taken by the Audit Committee with regard to the Company’s financial reporting process during 2019 and particularly with regard to the Company’s audited consolidated statements of financial condition as of December 31, 2019 and 2018, and the related statements of operations, comprehensive income, changes in shareowners’ equity, and cash flows for each of the years in the three-year period ended December 31, 2019.

The Audit Committee believes that it has taken the actions necessary or appropriate to fulfill its oversight responsibilities under the Audit Committee’s charter. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements to be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, including a discussion of the quality (rather than just the acceptability) of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee also reviewed with Ernst & Young their judgments as to quality (rather than just the acceptability) of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee in accordance with the Public Company Accounting Oversight Board standards. In addition, the Audit Committee discussed with Ernst & Young, the auditor’s independence from management and the Company, including the written disclosures, letter, and other matters required of Ernst & Young by the Public Company Accounting Oversight Board.

Management and the Company’s internal and independent auditors also made presentations to the Audit Committee throughout the year on specific topics of interest, including: (i) cyber security procedures; (ii) information technology systems and controls; (iii) significant regulatory matters, including the results of regulatory examinations, BSA/AML, Fair Lending, Community Reinvestment Act, Home Mortgage Disclosure, and Regulation O issues; (iv) whistleblower procedures and monitoring; (v) benefit plan fund management; (vi) critical accounting policies; (vii) assessment of the impact of new accounting guidance; (viii) compliance with the internal controls required under Section 404 of the Sarbanes-Oxley Act and COSO’s Internal Control – Integrated Framework 2013; (ix) compliance with Company Code of Conduct and Ethics programs; (x) risk management initiatives and controls; (xi) the appropriateness of loan loss reserves and methodology; (xii) significant legal matters; (xiii) insider and related party transactions; and (xiv) Service Organization Control engagements.

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Additionally, the Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plan for their respective audits. The Audit Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, for filing with the SEC.

2019 Audit Committee:

John G. Sample, Jr. (Chair)

Allan G. Bense

Frederick Carroll, III

Stanley W. Connally, Jr.

Marshall M. Criser III

J. Everitt Drew

Eric Grant

Laura L. Johnson

FEES PAID TO PRINCIPAL ACCOUNTANTS

The following table represents aggregate fees, including out-of-pocket expenses, paid or to be paid to Ernst & Young for the 2019 and 2018 fiscal years.

	2019	2018
Audit Fees	$871,850	$775,540
Audit-Related Fees	103,900	64,700
Tax Fees	39,736	51,456
All Other Fees	2,000	3,190
Total	$1,017,486	$894,886

Audit Fees primarily represent amounts billed to us for auditing our annual consolidated financial statements (including services incurred with rendering an opinion under Section 404 of the Sarbanes-Oxley Act of 2002), HUD Audits, reviewing the financial statements included in our Quarterly Reports on Form 10-Q, and for services that are normally provided by the auditor in connection with statutory and regulatory filings. Audit-Related Fees include fees for certain attestation engagements and employee benefit audits. Tax Fees are fees related to tax planning and preparation of trust tax returns. Tax Fees include $39,736 and $43,256 for tax compliance services in 2019 and 2018, respectively. All Other Fees are related to a subscription to an online accounting research tool. Total 2019 and 2018 fees include $68,350 and $66,937 in out-of-pocket expenses, respectively.

POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND NONAUDIT SERVICES OF INDEPENDENT AUDITORS

The Audit Committee’s policy is to pre-approve all audit and nonaudit services provided by the independent auditors. These services may include audit services, audit-related services, tax services, and other services. Pre-approval is generally provided for up to 12 months from the date of pre-approval, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee may delegate pre-approval authority to one or more of its members when expedition of services is necessary. The independent auditors and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval policy and the fees for the services performed to date. The Audit Committee pre-approved all audit and nonaudit services provided by Ernst & Young.

The Audit Committee has determined that the nonaudit services provided by Ernst & Young during the fiscal year ended December 31, 2019 were compatible with maintaining their independence.

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SHARE OWNERSHIP

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended requires our directors and executive officers, and parties owning beneficially more than 10% of our common stock, to file reports with the SEC to reflect their interests in our common stock. Copies of these reports must be furnished to us.

Based solely upon on a review of these reports received by us for 2019 and any written representations from reporting persons, we believe that during 2019 each required Section 16(a) report for 2019 was filed on time.

SHARE OWNERSHIP BY certain beneficial owners

The following table sets forth information as of December 31, 2019 (except as otherwise noted) with respect to persons known by us to be the beneficial owners of more than 5% of our common stock, based solely on the information reported by such persons in their Schedule 13D and 13G filings with the SEC. For each entity included in the table below, percentage ownership is calculated by dividing the number of shares reported as beneficially owned by such entity by the 16,840,471 shares of our common stock outstanding as of February 29, 2020.

Name and Address	Shares Beneficially Owned	Percentage of Outstanding Shares Owned
BlackRock, Inc. (1) 55 East 52nd Street, New York, NY 10055	1,211,657	7.19
Dimensional Fund Advisors LP (2) 6300 Bee Cave Road, Building One, Austin, TX 78746	921,165	5.47
(1)	Based solely on a Statement on Schedule 13G filed on February 5, 2020. Such filing indicates that BlackRock, Inc. has sole voting power with respect to 1,173,520 shares and sole investment power with respect to 1,211,657 shares.
(2)	Based solely on a Statement on Schedule 13G filed February 12, 2020. Such filing indicates that Dimensional Fund Advisors has sole voting power with respect to 870,519 shares and investment power with respect to 921,165 shares.

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SHARE OWNERSHIP BY MANAGEMENT

The following table sets forth information, as of February 29, 2020, with respect to the number of shares of our common stock beneficially owned by our directors, executive officers named in the Summary Compensation Table, and all executive officers and directors as a group. As of February 29, 2020, there were 16,840,471 shares of our common stock outstanding.

Name	Shares Beneficially Owned (1)		Percentage of Outstanding Shares Owned(2)
Robert Antoine	1,082		*
Thomas A. Barron	184,955	(3)	1.1
Allan G. Bense	58,223		*
Frederick Carroll, III	43,977		*
Stanley W. Connally, Jr.	7,218		*
Cader B. Cox, III	62,882	(4)	*
Marshall M. Criser, III	7,042		*
J. Kimbrough Davis	638,583	(5)	3.8
J. Everitt Drew	36,413	(6)	*
Eric Grant	8,164		*
Laura L. Johnson	13,506		*
John G. Sample, Jr.	13,299		*
William G. Smith, Jr. Post Office Box 11248, Tallahassee, Florida 32302	2,976,803	(7)	17.7
All Directors and Executive Officers as a Group (13 Persons)	3,532,700		21.0
(1)	For purposes of this table, a person is deemed to be the beneficial owner of any shares of common stock if he or she has or shares voting or investment power with respect to the shares or has a right to acquire beneficial ownership at any time within 60 days from the date of the table. “Voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares.
(2)	An asterisk in this column means that the respective director or executive officer is the beneficial owner of less than 1% of our common stock.
(3)	Includes (i) 15,500 shares held in trusts under which Mr. Barron serves as trustee; and (ii) 28,906 shares owned by Mr. Barron’s wife, of which he disclaims beneficial ownership. Of the shares of our common stock beneficially owned by Mr. Barron, 111,419 shares are pledged as security.
(4)	Includes 10,500 shares owned by Mr. Cox’s wife, of which he disclaims beneficial ownership.
(5)	Includes (i) 32,032 shares owned jointly by Mr. Davis and his wife; (ii) 7,062 shares owned by Mr. Davis’s wife, directly and through an Individual Retirement Account of which he disclaims beneficial ownership, and (iii) 519,447 shares owned by SSX2, LLC in which the J&W Trust, for which Mr. Davis serves as co-trustee, has a 99% pecuniary interest.
(6)	Includes (i) 34,913 shares owned jointly by Mr. Drew and his wife; and (ii) 1,500 shares in accounts for his children for which Mr. Drew is custodian.
(7)	Includes (i); (ii) 524,694 shares held by SSX2, LLC under which Mr. Smith has sole voting and investment power; and (iii) 60,571 shares owned by Mr. Smith’s wife, of which he disclaims beneficial ownership. Of the 524,694 shares held by SSX2, LLC, 519,447 shares are also reported as beneficially owned by J. Kimbrough Davis as co-trustee for the J&W Trust, which has a 99% pecuniary interest in SSX2, LLC.

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PROXY STATEMENT – GENERAL INFORMATION

Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a paper copy of the Proxy Materials?

This year, we are again pleased to be using the SEC rule that allows companies to furnish their Proxy Materials over the Internet. As a result, we are mailing to our shareowners a Notice of Internet Availability of Proxy Materials instead of a paper copy of the Proxy Materials. In past years, some of our shareowners received a paper copy of the Proxy Materials. This year, however, no shareowner will receive a paper copy of the Proxy Materials by mail unless you request it. All shareowners will have the ability to access the Proxy Materials over the Internet.

Why didn’t I receive a Notice of Internet Availability of Proxy Materials in the mail?

We are providing a Notice of Internet Availability of Proxy Materials by e-mail to those shareowners who have previously elected delivery of the Proxy Materials electronically. Those shareowners should have received an e-mail containing a link to the website where those materials are available and a link to the proxy voting website.

How can I access the Proxy Materials over the Internet?

Your Notice of Internet Availability of Proxy Materials or proxy card will contain instructions on how to:

▪	View our Proxy Materials for the Annual Meeting on the Internet at www.proxyvote.com; and
▪	Instruct us to send our future Proxy Materials to you by e-mail.

Choosing to access your future Proxy Materials electronically will help us conserve natural resources and reduce the costs of printing and distributing our Proxy Materials. If you choose to access future Proxy Materials electronically, you will receive an e-mail with instructions containing a link to the website where those materials are available and a link to the proxy voting website. Your election to receive a Notice of Internet Availability of Proxy Materials by e-mail will remain in effect until you terminate it.

How may I obtain a paper copy of the Proxy Materials?

To obtain a paper copy of the Proxy Materials, please follow the instructions contained on your Notice of Internet Availability of Proxy Materials.

What is being voted upon?

You are being asked to vote on four Class II nominees for election to the Board of Directors; to Consider and approve, on a nonbinding advisory basis, the compensation of Capital City’s named executive officers; and to ratify our appointment of Ernst & Young LLP as our independent registered certified public accounting firm for 2020. None of the proposals will create appraisal or dissenters’ rights.

How does the Board recommend that I vote?

Our Board recommends that you vote your shares as follows:

▪	FOR each of the nominees for election to the Board;
▪	FOR approval, on a nonbinding advisory basis, the compensation of Capital City’s named executive officers; and
▪	FOR the ratification of the appointment of our independent registered public accounting firm.

Could other matters be decided at the Annual Meeting?

We are not aware of any matters to be presented at the Annual Meeting other than those referred to in this Proxy Statement. If other matters are properly presented at the Annual Meeting, the holders of the proxies (those persons named on your proxy card) will have the discretion to vote on those matters for you.

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How many votes does each share have?

Each share has one vote. For the proposals scheduled to be voted upon at the Annual Meeting, withheld votes on directors, abstentions, and shares held by a broker that the broker fails to vote are all counted to determine a quorum, but are not counted for or against the matters being considered; however, pursuant to our Bylaws, if a director nominee in an uncontested election does not receive at least a majority of the votes cast at any meeting for the election of directors at which a quorum is present, the director must tender his or her resignation to the Board, as described under the heading “Corporate Governance - Director Elections.” There is no cumulative voting.

How many votes are required to have a quorum?

In order for us to conduct the Annual Meeting, a majority of the shares entitled to vote must be present in person or by proxy.

How many votes are required to elect directors, approve executive compensation, and to ratify Ernst & Young’s appointment?

Directors are elected (Proposal No. 1) by a plurality of the votes cast. “Plurality” means that the nominees receiving the largest number of votes cast are elected as directors up to the maximum number of directors who are nominated to be elected at the meeting. At our Annual Meeting, the maximum number of directors to be elected is four. Although our directors are elected by plurality, our Bylaws provide that if a director nominee in an uncontested election does not receive at least a majority of the votes cast at any meeting for the election of directors at which a quorum is present, the director must tender his or her resignation to the Board. Votes withheld have no legal effect.

The nonbinding vote on the approval of executive compensation (Proposal No. 2) will be approved if the affirmative votes cast by shareowners present, or represented, at the Annual Meeting and entitled to vote on the matter exceed the votes cast in opposition.

Ernst & Young’s appointment (Proposal No. 3) will be ratified if the affirmative votes cast by the shareowners present or represented at the Annual Meeting and entitled to vote on the matter exceed the votes cast in opposition.

What is the difference between holding shares as a shareowner of record and as a beneficial owner?

Many of our shareowners hold their shares through a broker, trustee or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those shares owned beneficially.

▪	Shareowner of Record. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, the “shareowner of record.” As the shareowner of record, you have the right to grant your voting proxy directly to us or to a third party, or to vote in person at the Annual Meeting.
▪	Beneficial Owner. If your shares are held in a brokerage account, by a trustee, or by another nominee, you are considered the “beneficial owner” of those shares. As the beneficial owner of those shares, you have the right to direct your broker, trustee, or nominee how to vote and you also are invited to attend the Annual Meeting. However, because a beneficial owner is not the shareowner of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

How will my voting instructions be treated?

If you provide specific voting instructions, your shares will be voted as instructed.

If you hold shares as the shareowner of record and sign and return a proxy card or vote by telephone or Internet without giving specific voting instructions, then your shares will be voted as recommended by our Board of Directors.

If you are the beneficial owner of shares held through a broker, trustee, or other nominee, and that nominee has discretion to vote your shares on a particular proposal and you do not give instructions to that nominee on how you want your shares voted, then generally your nominee can vote your shares on certain “routine” matters. At our Annual Meeting, only Proposal No. 3 to ratify the Company’s auditors is considered routine, which means that your broker, trustee, or other nominee can vote your shares on Proposal No. 3 if you do not timely provide instructions to vote your shares.

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If you are the beneficial owner of shares held through a broker, trustee, or other nominee, and that nominee does not have discretion to vote your shares on a particular proposal and you do not give your broker instructions on how to vote your shares, then the votes will be considered broker nonvotes. A “broker nonvote” will be treated as unvoted for purposes of determining approval for the proposal and will have the effect of neither a vote for nor a vote against the proposal.

Can I change my vote?

If you are a shareowner of record, you may revoke your proxy by submitting a later proxy or by written request received by our Corporate Secretary before the Annual Meeting. You may also revoke your proxy at the Annual Meeting and vote in person. If you are the beneficial owner of shares held through a broker, trustee, or other nominee, you should review the information provided to you by the holder of record that explains how to revoke previously given instructions.

Who pays for soliciting proxies?

Proxies will be solicited from our shareowners by mail or e-mail. We will pay all expenses in connection with the solicitation, including postage, printing and handling, and the expenses incurred by brokers, custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners. We may hire Alliance Advisors, LLC to assist in the distribution and solicitation of proxies for a fee of approximately $12,000, plus reasonable expenses. It is possible that our directors and officers and other associates may make further solicitations personally or by telephone, mail, or e-mail. Our directors and officers and other associates will receive no additional compensation for any such further solicitations.

What does it mean if I get more than one Notice of Internet Availability of Proxy Materials or more than one paper copy of the Proxy Materials?

You will receive a Notice of Internet Availability of Proxy Materials or proxy card for each account you have. Please vote proxies for all accounts to ensure that all your shares are voted.

Where can I find voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting and publish preliminary, and if available, final voting results in a current report on Form 8-K filed within four business days after our Annual Meeting.

Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement    43

OTHER MATTERS

ANNUAL REPORT

We filed an annual report for the fiscal year ended December 31, 2019 on Form 10-K with the SEC. Shareowners may obtain, free of charge, a copy of our annual report. Requests should be directed to our Corporate Secretary, Capital City Bank Group, Inc., 217 North Monroe Street, Tallahassee, Florida 32301.

shareowners sharing the same address

We have adopted a procedure approved by the SEC known as “householding.” Under this procedure, shareowners of record who have the same address and last name and do not participate in electronic delivery or in notice and access will receive only one set of Proxy Materials, unless one or more of these shareowners notifies our transfer agent that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. If you wish to receive your own copy of these materials, you may contact our transfer agent, American Stock Transfer & Trust Company, in writing, by telephone, or on the Internet:

American Stock Transfer & Trust Company 59 Maiden Lane, Plaza Level New York, NY 10038 (800) 937-5449 (U.S. and Canada) (718) 921-8124 (International) www.amstock.com

If you are eligible for householding, but you and other shareowners of record with whom you share an address currently receive multiple copies of our Notice of Annual Meeting, Proxy Statement, and Annual Report, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each document for your household, please contact our transfer agent as indicated above. Beneficial owners can request information about householding from their banks, brokers, or other holders of record.

SHAREOWNER PROPOSALS

Shareowner proposals that are to be included in the Proxy Statement for the 2021 meeting must be received by November 9, 2020. Shareowner proposals for the 2021 meeting that are not intended to be included in the Proxy Statement for that meeting must be received by January 23, 2021, or the Board of Directors can vote the proxies in its discretion on the proposal. Proposals must comply with the proxy rules and be submitted in writing to J. Kimbrough Davis, Corporate Secretary, at our principal offices.

DIRECTOR NOMINATIONS

Any shareowner entitled to vote generally in the election of directors may recommend a candidate for nomination as a director. A shareowner may recommend a director nominee by submitting the name and qualifications of the candidate the shareowner wishes to recommend, pursuant to Article VII of our Articles of Incorporation, to Corporate Governance and Nominating Committee of the Board of Directors, c/o Capital City Bank Group, Inc., 217 North Monroe Street, Tallahassee, Florida 32301. To be considered, recommendations with respect to an election of directors to be held at an annual meeting must be received no earlier than 180 days and no later than 120 days prior to March 9, 2021, the first anniversary of this year’s Notice of Annual Meeting date. In other words, director nominations must be received no earlier than September 10, 2020, and no later than November 9, 2020. Recommendations with respect to an election of directors to be held at a special meeting called for that purpose must be received by the 10th day following the date on which notice of the special meeting was first mailed to shareowners. Recommendations meeting these requirements will be brought to the attention of the Corporate Governance and Nominating Committee. Candidates for director recommended by shareowners are afforded the same consideration as candidates for director identified by our directors, executive officers, or search firms, if any, employed by us.

44   Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement

CAPITAL CITY BANK GROUP, INC. 217 NORTH MONROE STREET TALLAHASSEE, FL 32301 ATTN: J. KIMBROUGH DAVIS VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on April 22, 2020 for shares held directly and by 11:59 P.M. Eastern Time on April 20, 2020 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on April 22, 2020 for shares held directly and by 11:59 P.M. Eastern Time on April 20, 2020 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY CAPITAL CITY BANK GROUP, INC. Please indicate if you plan to attend this meeting. 3. To ratify the appointment of Ernst & Young LLP as our independent registered certified public accounting firm for the current fiscal year ending December 31, 2020. 2. Non-binding approval of executive compensation. For address changes and/or comments, please check this box and write them on the back where indicated. 3) J. Everitt Drew 4) W. Eric Grant 1. Election of Directors Nominees: 1) Thomas A. Barron 2) Stanley W. Connally, Jr. The Board of Directors recommends you vote FOR the following: The Board of Directors recommends you vote FOR the following proposals: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All owners must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. NOTE: In their sole discretion, the proxies may approve such other business as may properly come before the meeting or any adjournment and/or postponements of the meeting. THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTIONS ARE GIVEN ON THE PROXY, THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED AS THE BOARD OF DIRECTORS RECOMMENDS, AND AS DETERMINED BY THE PROXIES ON ANY OTHER MATTER THAT MAY PROPERLY BE BROUGHT AT THE MEETING. THE UNDERSIGNED SHAREOWNER(S) HEREBY ACKNOWLEDGE(S) RECEIPT OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT. For All Withhold All For All Except For Against Abstain To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date Yes No

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. CAPITAL CITY BANK GROUP, INC. 217 North Monroe Street Tallahassee, Florida 32301 PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CAPITAL CITY BANK GROUP, INC. FOR THE ANNUAL MEETING OF SHAREOWNERS APRIL 23, 2020 As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-690-6903, or via the Internet at WWW.PROXYVOTE.COM and follow the simple instructions. Use the sixteen digit Control Number shown on this proxy card. KNOW ALL MEN BY THESE PRESENTS that I, the undersigned shareowner of Capital City Bank Group, Inc. (the "Company"), Tallahassee, Florida, do hereby nominate, constitute and appoint Bethany H. Corum and Dale A. Thompson (collectively, the "Proxies"), or any one of them (with full power to act alone), my true and lawful attorneys and proxies with full power of substitution, for me and in my name, place and stead, to vote all the shares of Common Stock of the Company that the shareowner signing this Proxy Card is entitled to vote at the annual meeting of its shareowners to be held at the FSU Turnbull Conference Center, 555 West Pensacola Street, Tallahassee, FL 32301 at 10:00 a.m. local time, or at any adjournments or postponements thereof, as instructed on the reverse side of this Proxy Card and in the Proxies' discretion on other matters. All proxies previously given or executed by the shareowner signing this Proxy Card are hereby revoked. E90226-P33776 Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side